Exhibit 4.1
EXECUTION COPY

SEALED AIR CORPORATION,
as Issuer,
THE GUARANTORS NAMED HEREIN
AND
HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

INDENTURE
Dated as of October 3, 2011

8.125% Senior Notes due 2019
8.375% Senior Notes due 2021

i

Exhibits

Exhibit A-1	—	Form of 2019 Notes

Exhibit A-2	—	Form of 2021 Notes

Exhibit B-1	—	2019 Note Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note

Exhibit B-2	—	2021 Note Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note

Exhibit C-1	—	2019 Note Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note

Exhibit C-2	—	2021 Note Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note

     INDENTURE dated as of October 3, 2011 among Sealed Air Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined herein), and HSBC Bank USA, National Association, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”).
RECITALS OF THE ISSUER AND THE GUARANTORS
     The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $750,000,000 in aggregate principal amount of a series of its 8.125% Senior Notes due 2019 issued on the date hereof (the “Original 2019 Notes”), (ii) $750,000,000 in aggregate principal amount of a series of its 8.375% Senior Notes due 2021 issued on the date hereof (the “Original 2021 Notes” and, together with the Original 2019 Notes, the “Original Notes”), (iii) any additional 8.125% Senior Notes due 2019 of the Company (the “Additional 2019 Notes,” and together with the Original 2019 Notes, the “2019 Notes”) that may be issued from time to time on any date subsequent to the Issue Date and (iv) any additional 8.375% Senior Notes due 2021 of the Company (the “Additional 2021 Notes,” and together with the Original 2021 Notes, the “2021 Notes”) that may be issued from time to time on any date subsequent to the Issue Date. The 2019 Notes and the 2021 Notes (together, the “Notes”) are each referred to herein as a “series.”
     Each Guarantor has duly authorized the execution and delivery of this Indenture to provide for the issuance of its Note Guarantee (as defined herein).
     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
     Section 1.1. Definitions.
     “Acquisition” means acquisition by the Company all of the Equity Interests of Diversey pursuant to the Acquisition Agreement.
     “Acquisition Agreement” means the Agreement and Plan of Merger, dated as of May 31, 2011, by and among the Company, Diversey and Solution Acquisition Corp., a Delaware corporation, as the same may be amended prior to the Issue Date.
     “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
     “Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value at such date of redemption of (1) the Redemption Price of such Note at September 15, 2015, in the case of the 2019 Notes, or September 15, 2016, in the case of the 2021 Notes (such Redemption Prices being set forth in the table appearing in paragraph 5(c) of the applicable Note) plus (2) all remaining required interest payments due on such Note through September 15, 2015, in the case of the 2019 Notes, or through September 15, 2016, in the case of the 2021 Notes (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note. Calculation of the Applicable Premium shall be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.
     “Asset Sale” means:
     (1) the sale, lease, conveyance or other disposition (each, a “Transfer”) of any assets by the Company or any Restricted Subsidiary; and
     (2) the issuance of Equity Interests by any Restricted Subsidiary or the Transfer by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).
     Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

     (1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $25.0 million;
     (2) a Transfer of assets that is governed by the provisions of Section 4.6 and/or the provisions of Section 5.1;
     (3) a Transfer of assets or Equity Interests between or among the Company and the Restricted Subsidiaries;
     (4) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
     (5) a Transfer of any assets in the ordinary course of business;
     (6) a Transfer of Cash Equivalents and the conversion of cash into Cash Equivalents and Cash Equivalents into cash;
     (7) a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
     (8) a Transfer that constitutes a Restricted Payment that is permitted by Section 4.9 or a Permitted Investment;
     (9) a Transfer of obsolete, worn out, damaged, surplus or otherwise no longer used or useful machinery, parts, equipment or other assets no longer used or useful in the conduct of the business of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
     (10) the creation of a Lien not prohibited by this Indenture (but not the sale of property subject to a Lien);
     (11) a Transfer of any Unrestricted Subsidiary;
     (12) Leases, subleases, licenses or sublicenses of assets or properties in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;
     (13) a grant of a license to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property;
     (14) a Transfer of intellectual property rights which, are not material to the conduct of the business of the Company and its Restricted Subsidiaries, the expiration or abandonment of intellectual property rights and other transfers of intellectual property rights and copyrighted material in the ordinary course of business or that are otherwise not material to the conduct of the business of the Company and its Restricted Subsidiaries;
     (15) foreclosures on assets;
     (16) any termination of Hedging Obligations;
     (17) the disposition of assets through a Sale and Leaseback Transaction within 180 days of the acquisition thereof;
     (18) a Transfer of assets subject to Events of Loss; and
     (19) sales of any receivables and related assets pursuant to any receivables financing permitted under Section 4.10(b)(1).
     “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
     “Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, the United States Bankruptcy Code, 11 United States Code §§ 101 et seq.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.

     “Board Resolution” means a resolution duly adopted by the Board of Directors of the Company.
     “Business Day” means any day other than a Legal Holiday.
     “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, for the avoidance of doubt, that any obligations of the Company and its Restricted Subsidiaries either existing on the date of this Indenture or created prior to the recharacterization described below (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes of this Indenture not be treated as Capital Lease Obligations or Indebtedness.
     “Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.
     “Cash Equivalents” means
     (1) United States dollars, euro and such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;
     (2) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or an EU Member State whose sole lawful currency on the Issue Date is the euro (provided that the full faith and credit of such EU Member State is pledged in support thereof), having maturities of not more than one year from the date of acquisition, unless such securities are deposited to defease any Indebtedness;
     (3) U.S. Dollar- or euro-denominated time deposits, certificates of deposit, banker’s acceptances and overnight deposits of any commercial bank organized under the laws of the United States of America or any state thereof or an EU Member State having combined capital and surplus of not less than $500,000,000 or €500,000,000, whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-1 (each an “Approved Bank”) and having maturities of not more than one year from the date of acquisition;
     (4) commercial paper issued by, or guaranteed by, an Approved Bank or by the parent company of an Approved Bank, or issued by, or guaranteed by, any company with a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s, in each case maturing not more than one year from the date of acquisition;

     (5) repurchase agreements with a term of less than one year for underlying securities of the types described in clauses (3) and (4) entered into with an Approved Bank;
     (6) any money market fund that meets the requirements of Rule 2a-7(c)(2), (3) and (4) promulgated under the Investment Company Act of 1940, as amended;
     (7) any other fund or funds making at least 95% of their Investments in Investments of the kinds described in clauses (1) through (6) above;
     (8) readily marketable direct obligations of any state of the United States or political subdivision or taxing authority of any such state, having one of the two highest rating categories obtainable from either Moody’s or S&P and maturing not more than one year from the date of acquisition; and
     (9) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (8) of this definition.
     “Cash on Hand” means, as of any date of determination, the amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries as set forth on the balance sheet of the Company as of such day (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” (other than cash or Cash Equivalents which are subject to a perfected security interest under the Credit Agreement) or otherwise subject to any Lien in favor of any other Person (other than (i) security interests under the Credit Agreement, (ii) customary Liens imposed by the applicable deposit bank in the ordinary course of business and (iii) any non-consensual Liens permitted under the Credit Agreement or this Indenture)).
     “Cash Management Obligations” means as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements) provided by the agent or any lender under the Credit Agreement or any affiliate thereof at the time such Cash Management Obligations are entered into, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.
     “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;
     (3) the Company becomes aware (by way of a report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) has become the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company; or
     (4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.
     “Clearstream” means Clearstream Banking, société anonyme.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.
     “Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
     “Company Order” means a written order signed in the name of the Company by any Person authorized by a resolution of the Board of Directors of the Company.
     “Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Company for such period plus:
     (1) provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (2) Fixed Charges of the Company and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus
     (3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses were deducted in computing such Consolidated Net Income; plus
     (4) non-cash contributions or accruals to or with respect to pension plans, deferred profit sharing or compensation plans; plus
     (5) restructuring charges that are not paid in cash; plus
     (6) cash restructuring and integration charges in connection with the Transactions incurred (but not necessarily paid) within 24 months of the Issue Date (provided, that in no event shall the amount added in any period under this clause (6) exceed an amount that is equal to 10.0% of the Company’s Consolidated Adjusted EBITDA for such period, calculated, solely for this purpose, without adding any amount under this clause (6)); plus
     (7) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Restricted Subsidiaries during such period that are required to be made in connection with any repurchase, redemption, defeasance, discharge or other prepayment of Existing Sealed Air Notes; plus
     (8) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Restricted Subsidiaries during such period that are required to be made in connection with any repurchase, redemption, defeasance, discharge or other prepayment of Existing Diversey Notes; plus
     (9) commissions, fees and expenses paid in cash in connection with the repayment of any Indebtedness, any Asset Sale, any Indebtedness Incurrence, the Transactions or any equity issuance; plus
     (10) restructuring charges paid in cash in an amount not to exceed $10.0 million; plus
     (11) any costs, expenses or charges in connection with the EPC Transactions; minus
     (12) non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue in the ordinary course of business and (ii) any items which represent the reversal of an accrual of, or reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.
     “Consolidated Debt” means, at any time, (a) all Indebtedness (other than Guarantees and Hedging Obligations) of the Company and its Restricted Subsidiaries determined on a consolidated basis plus (b) principal and accrued interest associated with the W.R. Grace Liability.
     “Consolidated Net Debt” means, at any time, Consolidated Debt less Cash on Hand.
     “Consolidated Net Income” means, for any period, the aggregate of the net income (loss) of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
     (1) the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Restricted Subsidiary (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (2) below);
     (2) solely for the purpose of determining the amount available for Restricted Payments under subclause (i) of the second subclause (3) of clause (a) of Section 4.9, the net income (but not the net loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless any such restriction has been legally waived; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions that are paid in cash by such Restricted Subsidiary to the Company or another Restricted Subsidiary in respect of such period;
     (3) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of the Company; or (b) the disposition of any securities by the Company or a Restricted Subsidiary or the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary, shall be excluded;
     (4) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, shall be excluded;
     (5) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company and any Restricted Subsidiary shall be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock (other than Disqualified Stock of the Company);
     (6) non-cash charges resulting from the impairment of goodwill or other intangible assets shall be excluded; and
     (7) the cumulative effect of a change in accounting principles shall be excluded.

     “Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries at such date determined on a consolidated basis, as shown on the most recent internal balance sheet of the Company prepared in accordance with GAAP.
     “Corporate Trust Office” means a corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at 452 Fifth Avenue, New York, New York 10018, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).
     “Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, by and among the Company, the other borrowers named therein, the initial lenders named therein, the initial issuing banks named therein, Citibank, N.A., as Agent, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and RBS Securities Inc., as Joint Lead Arrangers and Joint Bookrunning Managers, providing for up to $2.3 billion (or the U.S. Dollar Equivalent thereof) in term loan borrowings and $700 million (or the U.S. Dollar Equivalent thereof) of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination) or refinanced from time to time (and whether or not with the same or any other borrower, issuer, agent, lender or group of lenders), including any such refunding, replacement or refinancing thereof that increases the amount to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.10).
     “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes or other instruments or agreements evidencing long-term Indebtedness (including any Specified Structured Finance Transaction), in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination) or refinanced in whole or in part from time to time (and whether or not with the same or any other borrower, issuer, agent, lender or group of lenders), including any such refunding, replacement or refinancing thereof that increases the amount to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.10).
     “Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     “Depositary” means DTC until a successor Depositary, if any, shall have become such pursuant to this Indenture, and thereafter Depositary shall mean or include each Person who is then a Depositary hereunder.
     “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
     “Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Company’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Company or a Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder) or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is 91 days after the date on which the Notes mature, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities at the option of the holder in any such case on or prior to such date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.6 and Section 4.7 and (ii) such Capital Stock specifically provides that such Person shall not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.6 and Section 4.7. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.
     “Diversey” means Diversey Holdings, Inc., a Delaware corporation.
     “Domestic Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.
     “DTC” means The Depository Trust Company.

     “EPC Transactions” means the transactions related to the reorganization of the Company’s European operations to function under a centralized management and value chain model.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means any public sale or private placement of Capital Stock (other than Disqualified Stock) of the Company to any Person (other than any Subsidiary thereof) other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company.
     “EU Member State” means a member state of the European Union.
     “Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.
     “euro,” “EUR” or “€” means the single currency of the Participating Member States.
     “Event of Loss” means, with respect to any property, any of the following:
     (1) any loss, destruction or damage of such property;
     (2) any pending institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or
     (3) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Existing Diversey Notes” means, collectively, the 10.50% Senior Notes due 2020 issued by Diversey on November 24, 2009 and the 8.25% Senior Notes due 2019 issued by Diversey, Inc. on November 24, 2009.
     “Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and the Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, the Notes and the related Note Guarantees) in existence on the Issue Date after giving effect to the Transactions until such amounts are repaid.
     “Existing Sealed Air Notes” means, collectively, the 5.625% Senior Notes due 2013, the 12% Senior Notes due 2014, the 7.875% Senior Notes due 2017 and the 6.875% Senior Notes due 2033, in each case, issued by the Company.
     “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the principal financial officer of the Company, whose determination shall be conclusive.
     “Fixed Charge Coverage Ratio” means, for any period, the ratio of the Consolidated Adjusted EBITDA of the Company for such period to the Fixed Charges of the Company for such period.
     For purposes of calculating the Fixed Charge Coverage Ratio:
     (1) in the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;
     (2) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Company or any Restricted Subsidiary (or by any Person that has subsequently become a Restricted Subsidiary or has subsequently merged or consolidated with or into the Company or any Restricted Subsidiary), including through mergers or consolidations, and the designation or redesignation of an Unrestricted Subsidiary, in each case, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Adjusted EBITDA for such reference period shall be calculated on a pro forma basis;
     (3) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;
     (4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the Calculation Date;
     (5) whenever pro forma effect is to be given to any transaction, the amount of Consolidated Adjusted EBITDA relating thereto and the amount of Fixed Charges associated with any Indebtedness Incurred in connection therewith, unless otherwise specified, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such transaction that is being given pro forma effect that have been or are expected to be realized within 12 months after the date of such acquisition, disposition, merger or consolidation);
     (6) Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term as at the Calculation Date in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;
     (7) Fixed Charges attributable to interest on any Indebtedness incurred under a revolving credit facility computed on a pro forma basis shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation; and
     (8) Fixed Charges attributable to interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate or other rate shall be computed based upon the rate actually chosen on the Calculation Date by the Company.
     “Fixed Charges” means, for any period, the sum, without duplication, of:
     (1) the consolidated interest expense of the Company and the Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest payments attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (a) amortization of deferred financing fees and debt issuance costs and (b) any non-cash interest expense imputed on any convertible debt securities in accordance with FASB APB 14-1; plus
     (2) the consolidated interest expense of the Company and the Restricted Subsidiaries that was capitalized during such period; plus
     (3) any interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of the Restricted Subsidiaries or secured by a Lien on assets of the Company or a Restricted Subsidiary, but only to the extent such interest is actually paid by the Company or any Restricted Subsidiary; plus
     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the issuer of such Disqualified or

Preferred Stock, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.
     “Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
     “French Structured Finance Transaction” means a structured finance transaction among Sealed Air (Luxembourg), Sealed Air (France) and one or more financial institutions pursuant to which Sealed Air (France) issues debt securities (the “French Notes”) to such financial institutions that are guaranteed and secured by the Company or Sealed Air (Luxembourg) or another Restricted Subsidiary of the Company and that may include certain equity features, with the principal amount of the French Notes being payable at their maturity in cash and/or Equity Interests issued by Sealed Air (France) and pursuant to the transaction, the Company or Sealed Air (Luxembourg) or another Restricted Subsidiary may acquire the right to receive the principal repayment of the French Notes.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.
     “Government Securities” means securities that are direct obligations of the United States of America (including any agency or instrumentality thereof) for the timely payment of which its full faith and credit is pledged.
     “Guarantee” means, as to any Person, a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.
     “Guarantors” means:
     (1) the Initial Guarantors; and
     (2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture;
     and their respective successors and assigns until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms hereof.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

     (1) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;
     (2) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; or
     (3) any foreign exchange contract, currency swap agreement, futures contract, option agreement or other similar agreement or arrangement.
     “Holder” means a Person in whose name a Note is registered.
     “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) shall be considered an Incurrence of Indebtedness.
     “Indebtedness” means, with respect to any specified Person, whether or not contingent:
     (1) all obligations of such Person for borrowed money;
     (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) all obligations of such Person to pay the deferred purchase price of property or services (except (A) trade accounts payable and accrued expenses arising in the ordinary course of business, (B) any earnout obligation until such obligation shall have become a liability on the balance sheet of such Person in accordance with GAAP, and (C) obligations of a 60-day or less duration, and which are not overdue, resulting from take-or-pay contracts entered into in the ordinary course of business) to the extent such amounts would in accordance with GAAP be recorded as debt on a balance sheet of such Person;
     (4) all Capital Lease Obligations and Attributable Debt;
     (5) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit (other than letters of credit which secure obligations in respect of trade payables or other letters of credit not securing Indebtedness, unless such reimbursement obligation remains unsatisfied for more than three Business Days);

     (6) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person; provided, however, that the amount of Indebtedness of such Person pursuant to this clause (6) shall be the lesser of (A) the Fair Market Value of such asset at such time of determination and (B) the amount of Indebtedness of such other Person so secured;
     (7) net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and
     (8) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
     The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of any Indebtedness described in clauses (1) and (2) above shall be:
     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and
     (2) the principal amount thereof, in the case of any other Indebtedness.
     For purposes of determining any particular amount of Indebtedness, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions of Section 4.11 shall not be treated as Indebtedness.
     “Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the TIA that are expressly incorporated into this instrument, and any such supplemental indenture, respectively.
     “Initial Guarantors” means all of the wholly owned Domestic Subsidiaries of the Company that are guarantors under the Credit Agreement on the Issue Date, namely CPI Packaging, Inc., Cryovac, Inc., Cryovac International Holdings Inc., Cryovac Leasing Corporation, Poly Packaging Systems, Inc., Polypride, Inc., Reflectix, Inc., Sealed Air Corporation (US), Sealed Air Solutions Holdings, Inc., Sealed Air LLC, Sealed Air Finance LLC, Sealed Air Nevada Holdings Limited (fka Sealed Air Japan Limited), Shanklin Corporation, Diversey Holdings, Inc., Diversey, Inc., Auto-C, LLC, JDI CEE Holdings, Inc., JDI Holdings, Inc., Diversey Puerto Rico, Inc., Diversey Shareholdings, Inc., Professional Shareholdings, Inc., The Butcher Company, JWP Investments, Inc. and JD Polymer, LLC.

     “Initial Purchasers” means BNP Paribas Securities Corp., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBS Securities Inc., Credit Agricole Securities (USA) Inc., and Rabo Securities USA, Inc.
     “Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.
     “Investment Grade” means
     (1) with respect to Moody’s, a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better;
     (2) with respect to S&P, a rating of BBB- (or its equivalent under any successor rating category of S&P) or better; and
     (3) if any Rating Agency ceases to exist or ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency.
     “Investments” in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
     “Issue Date” means October 3, 2011.
     “Japanese Structured Finance Transaction” means a structured finance transaction among the Company, Sealed Air (Japan) and one or more financial institutions pursuant to which Sealed Air (Japan) issues debt securities (the “Japanese Notes”) to such financial institutions that may be guaranteed and secured by the Company or a Restricted Subsidiary of the Company and that may include certain equity features, with the principal amount of the Japanese Notes being payable at their maturity in cash and/or Equity Interests issued by Sealed Air (Japan) and pursuant to the transaction, the Company or a Restricted Subsidiary of the Company may acquire the right to receive the principal repayment of the Japanese Notes.
     “Leases” means leases and subleases (excluding Capital Lease Obligations) and licenses to use property.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Net Available Proceeds” means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in cash and Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary and (4) appropriate amounts to be provided by the Company or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP.
     “Net Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Net Debt as of such date to (y) Consolidated Adjusted EBITDA for the Test Period most recently ended, in the case of each of clause (x) and (y), calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio” set forth in this Section 1.1.
     “Non-Recourse Debt” means Indebtedness as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any other Indebtedness of the Company or any Restricted Subsidiary.
     “Note Guarantee” means a Guarantee of the Notes of any series pursuant to this Indenture.

     “Obligations” with respect to any Indebtedness means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.
     “Offering Memorandum” means the offering memorandum, dated September 16, 2011, prepared by the Company, related to the offering of the Notes.
     “Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice (or otherwise distributing notice in accordance with the provisions of DTC) to the Trustee and each Holder stating:
     (1) the provision of this Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate or otherwise in accordance with the procedures of DTC;
     (2) the purchase price and the expected date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);
     (3) that any Note not tendered will continue to accrue interest pursuant to its terms;
     (4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
     (5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;
     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission, letter or other written notice setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;
     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof; and
     (8) such other instructions, as determined by the Company, consistent with this Indenture, that the Holders must follow.

     On the Payment Date, the Company shall (a) accept for payment on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate or otherwise in accordance with the procedures of DTC, Notes or portions thereof (and, in the case of an Offer to Purchase made pursuant to Section 4.7, any other Pari Passu Debt included in such Offer to Purchase) tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officer’s Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or send by wire transfer to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase.
     The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to an Offer to Purchase, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.
     “Officer’s Certificate” means a certificate signed on behalf of the Company or a Guarantor by an Officer of the Company or such Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer or any other executive officer of the Company or such Guarantor, that meets the requirements of this Indenture.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of this Indenture.
     “Pari Passu Debt” means (a) any Indebtedness of the Company that ranks equally in right of payment with the Notes or (b) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Note Guarantee.
     “Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

     “Permitted Business” means any businesses conducted or proposed to be conducted (as described in the Offering Memorandum) by the Company and its Restricted Subsidiaries on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.
     “Permitted Investments” means:
     (1) any Investment in the Company or in a Restricted Subsidiary;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary; or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
     (4) an Investment existing on the Issue Date, and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment does not increase the amount of the Investment so replaced, refinanced or refunded except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such replacement, renewal or extension;
     (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.7;
     (6) Hedging Obligations entered into for the purpose of fixing, limiting, managing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;
     (7) (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise of obligations of any trade creditor, supplier or customer that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;
     (8) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant to trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

     (9) Investments consisting of extensions of credit or endorsements for collection or deposit in the ordinary course of business;
     (10) Guarantees of Leases and of other obligations not constituting Indebtedness of the Company and its Restricted Subsidiaries entered into in the ordinary course of business;
     (11) commission, payroll, travel, entertainment and similar advances to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business;
     (12) Investments in financial institutions that serve as counterparties for the Specified Structured Finance Transactions to the extent they represent indirect Investments in the corresponding Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to Section 4.10(b)(1);
     (13) any Investment by the Company or a Restricted Subsidiary of the Company in a Subsidiary in connection with any receivables financing permitted pursuant to Section 4.10(b)(1) that, in the good faith determination of the Company, is necessary or advisable to effect such receivables financing;
     (14) loans and advances to employees and any guarantees thereof made in the ordinary course of business, but in any event not in excess of $10.0 million in the aggregate at any one time outstanding;
     (15) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company; and
     (16) additional Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at that time outstanding, not to exceed an amount equal to the greater of $250.0 million and 2.1% of Consolidated Total Assets.
     “Permitted Liens” means:
     (1) Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness Incurred under Section 4.10(b)(1);
     (2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;
     (3) Liens on the assets of any Restricted Subsidiary that is not a Guarantor to secure Indebtedness Incurred by such Restricted Subsidiary or another Restricted Subsidiary that is not a Guarantor;

     (4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such merger or consolidation;
     (5) Liens securing the Notes and the Note Guarantees;
     (6) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;
     (7) Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under Section 4.10(b)(1) or Cash Management Obligations);
     (8) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;
     (9) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes; provided that (a) the Incurrence of such Indebtedness was not prohibited by this Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by this Indenture;
     (10) easements, leases, subleases, encroachments, rights of way, minor defects, irregularities or encumbrances on title which are not unusual with respect to property similar in character to any such real property that were not incurred with and which do not secure Indebtedness and do not materially impair such real property for the purpose for which it is held or materially interfere with the conduct of the business of the Company or any of its Subsidiaries and municipal and zoning ordinances, which are not violated by the existing improvements and the present use made by the Company or any of its Subsidiaries of such real property;
     (11) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.10(b)(4); provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;
     (12) Liens securing Hedging Obligations of the Company or any Restricted Subsidiary (a) that are Incurred for the purpose of fixing, limiting, managing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;
     (13) (i) pledges or deposits by any Person under workers’ compensation laws, unemployment insurance laws or other social security legislation, and deposits securing liability to insurance carriers under related insurance or self insurance arrangements, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies related to the items specified in the foregoing clause (i), or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of the items set forth in clauses (i) and (ii) of this clause (13);
     (14) (i) deposits to secure the performance of bids, tenders, contracts (other than for borrowed money) or Leases to which any Person is a party, (ii) deposits to secure public or statutory obligations of such Person, surety and appeal bonds, performance bonds and other obligations of a like nature, (iii) deposits as security for contested taxes or import duties or for the payment of rent, and (iv) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of items set forth in clauses (i) and (ii) of this clause (14);
     (15) Liens consisting of pledges or deposits of cash or securities made by any Person as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy other similar requirements of, any applicable government or any agency or political subdivision thereof;
     (16) Liens imposed by law, such as (i) carriers’, warehousemen’s and mechanics’, materialmen’s, landlords’, or repairmen’s Liens, or (ii) other like Liens arising in the ordinary course of business securing obligations which are not overdue by more than 60 days or which if more than 60 days overdue, the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP;
     (17) Liens arising out of judgments or awards not constituting an Event of Default;
     (18) Liens for property taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed);
     (19) survey exceptions, encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or other restrictions or encumbrances as to the use of real properties or Liens incidental to the conduct of the business of any Person or to the ownership of its properties which were not incurred in connection with and do not secure Indebtedness and do not in the aggregate materially impair the use of such real property for the purpose for which it is held or materially interfere with the ordinary operation of the business of such Person;
     (20) any zoning, building or similar laws, ordinances or rights reserved to or vested in any government or any agency or political subdivision thereof, which are not violated by existing improvements or the present use of real property;

     (21) Liens for taxes, assessments, charges or other governmental levies not overdue by more than 60 days or which if more than 60 days overdue, the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP;
     (22) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto and pooling and netting arrangements) or other funds maintained with a depository institution or securities intermediary;
     (23) restrictions on transfers of securities imposed by applicable securities laws;
     (24) (i) any interest or title of a lessor, licensor or sublessor under any Lease, license or sublease entered into by any Person in the ordinary course of its business and covering only the assets so leased, licensed or subleased that do not materially detract from the value of such assets or interfere with the ordinary conduct of the business conducted and proposed to be conducted regarding such asset and (ii) the rights reserved or vested in any other Person by the terms of any Lease, license, franchise, grant or permit held by such Person or by a statutory provision to terminate any such Lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;
     (25) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any Lease and Liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;
     (26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Person in the ordinary course of business not prohibited by this Indenture;
     (27) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (28) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;
     (29) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Indenture;
     (30) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding Leases or consignments;

     (31) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of its Restricted Subsidiaries;
     (32) Liens arising from security interest filings which no longer secure any Indebtedness; and
     (33) other Liens securing obligations in an aggregate principal amount not to exceed the greater of $325.0 million and 2.8% of Consolidated Total Assets at any one time outstanding.
     “Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund any Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or to any Subsidiary of the Company); provided that:
     (1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness, Disqualified Stock or Preferred Stock so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium (including tender premiums) necessary to accomplish such refinancing and such reasonable fees, costs and expenses incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, refinanced, renewed, replaced, defeased, discharged or refunded;
     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded;
     (4) if Disqualified Stock is being extended, refinanced, renewed, replaced, defeased or refunded, it shall be extended, refinanced, renewed, replaced, defeased or refunded with Disqualified Stock, and if Preferred Stock is being extended, refinanced, renewed, replaced, defeased or refunded, it shall be extended, refinanced, renewed, replaced, defeased or refunded with Preferred Stock; and
     (5) if the obligor on the Indebtedness, Disqualified Stock or Preferred Stock being extended, refinanced, renewed, replaced, defeased, discharged or refunded is the

Company or a Guarantor, the Permitted Refinancing Indebtedness may only be Incurred by the Company or a Guarantor.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or other entity.
     “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
     “QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.
     “Rating Agency” means each of Moody’s and S&P and, if any of Moody’s or S&P ceases to exist or ceases to rate the Notes for reasons outside of the control of the Company, any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency.
     “Record Date” for the interest payable on any Interest Payment Date means the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.
     “Redemption Date”, when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.
     “Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.
     “Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.
     “Replacement Assets” means (1) assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
     “Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
     “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
     “Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.
     “Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

     “Rule 903” means Rule 903 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.
     “Rule 904” means Rule 904 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
     “Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.
     “Sealed Air (France)” means Sealed Air Holdings S.A.S. or another Subsidiary of the Company that is incorporated or organized in France.
     “Sealed Air (Japan)” means Sealed Air Japan K.K., Diversey Co. Ltd. (Japan) or another Subsidiary of the Company that is incorporated or organized in Japan.
     “Sealed Air (Luxembourg)” means Sealed Air Luxembourg S.C.A. or another Subsidiary of the Company that is incorporated or organized in Luxembourg.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.
     “Specified Structured Finance Transactions” means the Japanese Structured Finance Transaction and the French Structured Finance Transaction.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such installment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any Person:
     (1) a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof; and
     (2) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).
     “TIA” means the Trust Indenture Act of 1939 as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Test Period” means the four consecutive fiscal quarters of the Company then last ended, in each case taken as one accounting period.
     “Transactions” means (i) the Acquisition, (ii) the borrowings under the Credit Agreement to finance the Acquisition, (iii) the issuance of the Notes, (iv) any repayment, redemption, defeasance, discharge or other refinancing of Indebtedness of Diversey and its subsidiaries, including the Existing Diversey Notes, (v) the issuance of the Company’s common shares to pay the equity portion of the consideration for the Acquisition, (vi) any related transaction undertaken or consummated in connection with clauses (i) through (v), and (vii) the payment of fees, premiums and expenses in connection with clauses (i) through (vi) of this definition, all as described in the Offering Memorandum under “Use of Proceeds.”
     “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the redemption date to September 15, 2015, in the case of the 2019 Notes, or September 15, 2016, in the case of the 2021 Notes; provided, however, that if the then remaining term of the Notes to September 15, 2015, in the case of the 2019 Notes, or September 15, 2016, in the case of the 2021 Notes, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to September 15, 2015, in the case of the 2019 Notes, or September 15, 2016, in the case of the 2021 Notes, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
     “Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.
     “Trust Officer” means, when used with respect to the Trustee, any vice president, assistant vice president, assistant treasurer or trust officer in the corporate trust administration of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

     “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with Section 4.14, and any Subsidiary of such Subsidiary.
     “U.S. dollars”, “dollars” or “$” means the lawful currency of the United States of America.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.
     “Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) will at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries.
     “W.R. Grace Liability” means the obligations of the Company and Cryovac, Inc. (“Cryovac”) pursuant to that certain Settlement Agreement and Release, dated November 10, 2003, by and among the Company, Cryovac, and the official committees appointed to represent asbestos personal injury claimants and asbestos property damage claimants in the jointly administered Chapter 11 cases of W.R. Grace & Co. and its affiliated debtors, Case No. 01-01139 (JKF) (Bankr. D. Del.).

Section 1.2. Other Definitions.

Term	Defined in Section
“2019 Notes”	Recitals
“2021 Notes”	Recitals
“Additional Notes”	Recitals
“Additional 2019 Notes”	Recitals
“Additional 2021 Notes”	Recitals
“Affiliate Transaction”	4.13
“Approved Bank”	1.1 (in the definition of “Cash Equivalents”)
“Bankruptcy Significant Subsidiaries”	6.1
“Calculation Date”	1.1 (in the definition of “Fixed Charge Coverage Ratio”)
“Certificated Note Event”	2.10 (a)
“Covenant Defeasance”	8.3
“Cryovac”	1.1 (in the definition of “W.R. Grace Liability”
“Defaulted Interest”	2.12
“Event of Default”	6.1(a)
“Excess Proceeds”	4.7
“French Notes”	1.1 (in the definition of “French Structured Finance Transaction”)
“Global Notes”	2.1(c)
“Japanese Notes”	1.1 (in the definition of “Japanese Structured Finance Transaction)
“Legal Defeasance”	8.2
“Notes”	Recitals
“Original Notes”	Recitals
“Original 2019 Notes”	Recitals
“Original 2021 Notes”	Recitals
“Participants”	2.1(c)
“Paying Agent”	2.3
“Payment Date”	1.1 (in the definition of “Offer to Purchase”)
“Payment Default”	6.1
“Permitted Debt”	4.10
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Permanent Global Note”	2.1(b)
“Regulation S Temporary Global Note”	2.1(b)
“Restricted Global Note”	2.1(b)
“Restricted Payment”	4.9
“Reversion Date”	4.8
“Security Register”	2.3

Term	Defined in Section
“series”	Recitals
“Suspension Date”	4.8
“Suspension Period”	4.8
“Transfer”	1.1 (in the definition of “Asset Sale”)
“Transfer Agent”	2.3
“Unused Amount”	4.9
     Section 1.3. Incorporation by Reference of TIA. This Indenture has not been qualified under the TIA. Whenever this Indenture expressly refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture, but only to the extent it has been expressly referred to herein. The following TIA terms have the following meanings as used in this Indenture:
     “indenture securities” means the Notes.
     “indenture securities holder” means a Holder.
     “indenture to be qualified” means this Indenture.
     “indenture trustee” or “institutional trustee” means the Trustee.
     “obligor” on the “indenture securities” means the Company and the Guarantors.
Section 1.4. Rules of Construction. Unless the context otherwise requires:
          (i) a term has the meaning assigned to it;
          (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
          (iii) “or” is not exclusive;
          (iv) “including” or “include” means including or include without limitation;
          (v) words in the singular include the plural and words in the plural include the singular;
          (vi) unsecured Indebtedness shall not be deemed to be subordinated or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and senior Indebtedness shall not be deemed to be subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral;
          (vii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision; and

          (viii) for purposes of the covenants and definitions set forth in this Indenture, amounts stated in U.S. dollars shall be deemed to include both U.S. dollars and U.S. Dollar Equivalents.
ARTICLE 2
THE NOTES
     Section 2.1. The Notes. (a) Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2021 Notes, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. The Company shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
     (b) Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a temporary Global Note substantially in the form of Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2021 Notes, with such applicable legends as are provided in Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2021 Notes, except as otherwise permitted herein (each, a “Regulation S Temporary Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.2) as hereinafter provided.
     Following (i) the expiration of the Restricted Period and (ii) receipt by the Trustee of certification in a form reasonably satisfactory to the Trustee that beneficial interests in such Regulation S Temporary Global Notes are owned either by non-U.S. persons (as defined in Regulation S) or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act, beneficial interests in each Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note in the form of Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2021 Notes, with such applicable legends as are provided in Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2021 Notes, except as otherwise permitted herein (each, a “Regulation S Permanent Global Note” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes”). Simultaneously with the authentication of the corresponding Regulation S Permanent Global Note, the Trustee shall cancel the corresponding Regulation S Temporary Global Note. The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the applicable Regulation S Temporary Global Note or the applicable Regulation S Permanent Global Note, as the case may be, and recorded in the Security Register, as hereinafter provided.

     The provisions of the “The Operating Procedures of the Euroclear System” and “Terms and Conditions governing use of Euroclear” and the “General Terms and Conditions” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.
     Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2021 Notes, with such applicable legends as are provided in Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2021 Notes, except as otherwise permitted herein (each, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Company and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.2) as hereinafter provided. The aggregate principal amount of any Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to such Restricted Global Note and recorded in the Security Register, as hereinafter provided.
     (c) Book-Entry Provisions. This Section 2.1(c) shall apply to the Regulation S Global Notes and the Restricted Global Notes (collectively, the “Global Notes”) deposited with or on behalf of the Depositary.
     Members of, or participants and account holders in DTC, Euroclear and Clearstream (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or by the Trustee or any custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantors, the Trustee or any agent of the Company, any Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such persons governing the exercise of the rights of an owner of a beneficial interest in any Global Note.
     Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.
     Except as provided in Section 2.10, owners of a beneficial interest in Global Notes shall not be entitled to receive physical delivery of certificated Notes.
     Section 2.2. Execution and Authentication. An authorized Officer of the Company shall sign the Notes for the Company by manual or facsimile signature.
     If an authorized Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

     A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
     Pursuant to a Company Order, the Company shall execute and the Trustee shall authenticate (a) Original Notes for original issue in an aggregate principal amount of $750,000,000, in the case of the Original 2019 Notes, and $750,000,000, in the case of the Original 2021 Notes, and (b) Additional Notes subject to compliance at the time of issuance of such Additional Notes with the provisions of this Indenture. The aggregate principal amount of Notes outstanding shall not exceed the amount of Notes so executed and authenticated except as provided in Section 2.7.
     The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar, Transfer Agent or Paying Agent to deal with the Company or an Affiliate of the Company.
     The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.2 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.
     Section 2.3. Registrar, Transfer Agent and Paying Agent. The Company shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Company in respect of the Notes may be served.
     The Company shall maintain a Transfer Agent and Paying Agent in New York, New York. The Company may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents. The Company or any or its Subsidiaries incorporated in the United States may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, however, that neither the Company nor any of its Affiliates shall act as Paying Agent for the purposes of Article Eight.
     The Company hereby appoints HSBC Bank USA, National Association located at the address set forth in Section 12.2(a) as Registrar and as Transfer Agent and Paying Agent in New York, New York and agent for service of notices and demands in connection with the Notes.
     Subject to any applicable laws and regulations, the Company shall cause the Registrar to keep a register (the “Security Register”) at its corporate trust office in which, subject to such reasonable regulations it may prescribe, the Company shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of the Notes. Included in the books and records for the

Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.
     The Company shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. Any such agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6.
     Section 2.4. Paying Agent to Hold Money in Trust. Not later than 11:00 am (New York, New York time) on each due date of the principal, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Company or any Affiliate of the Company acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.
     Section 2.5. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing no later than two Business Days before each Interest Payment Date, in the case of Global Notes, or the Record Date for each Interest Payment Date, in the case of certificated Notes, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.
     Section 2.6. Transfer and Exchange. (a) Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.6. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any (i) transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange and (ii) agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Sections 2.10, 3.7 or 9.4) or in accordance with an Offer to Purchase pursuant to Sections 4.6 or 4.7, not involving a transfer.
     Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.
     Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.
     All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.
     The Company shall not be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 days before the day of selection of Notes for redemption under Section 3.2 and ending upon such selection of Notes, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
     (b) Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Sections 2.1(c), 2.6(a) and this Section 2.6(b); provided, however, that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the legend on the Note, if any.

          (i) Except for transfers or exchanges made in accordance with any of clauses (ii), (iii) or (iv) of this Section 2.6(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.
          (ii) Restricted Global Note to Regulation S Global Note. If the owner of a beneficial interest in a Restricted Global Note of any series at any time wishes to exchange its interest in such Restricted Global Note for an interest in a Regulation S Global Note of such series, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Note of such series, such transfer or exchange may be effected only in accordance with this clause (ii) and the rules and procedures of the Depositary, Euroclear and Clearstream. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in such Regulation S Global Note in a specified principal amount and to cause to be debited an interest in a Restricted Global Note of such series in such specified principal amount, and (B) a certificate in the form of Exhibit B-1, in the case of the 2019 Notes, or Exhibit B-2, in the case of the 2021 Notes, attached hereto given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of such Restricted Global Note and the Depositary to increase or cause to be increased the principal amount of such Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged.
          (iii) Regulation S Global Note to Restricted Global Note. If the owner of a beneficial interest in a Regulation S Global Note of any series at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Restricted Global Note of such series, such transfer may be effected only in accordance with this clause (iii) and the rules and procedures of the Depositary, Euroclear and Clearstream. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in such Restricted Global Note in a specified principal amount and to cause to be debited an interest in such Regulation S Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C-1, in the case of the 2019 Notes, or Exhibit C-2, in the case of the 2021 Notes, attached hereto given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Company or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of such Regulation S Global Note and to increase or cause to be increased the principal amount of such Restricted Global Note by the aggregate principal amount of the interest in such Regulation S Global Note to be exchanged or transferred.
          (iv) Global Notes to certificated Notes. In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.10, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (ii) and (iii) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company and the Trustee. A beneficial interest in a Regulation S Temporary Global Note may not be exchanged for a Note in certificated form or transferred to a Person who takes delivery thereof in the form of a Note in certificated form prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
     (c) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A-1 hereto, in the case of the 2019 Notes, or Exhibit A-2 hereto, in the case of the 2021 Notes, the Notes so issued shall bear the restricted Notes legends, and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Company such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Company, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Company, shall authenticate and deliver Notes that do not bear the legend.
     (d) The Trustee shall have no responsibility for any actions taken or not taken by the Depositary, Euroclear and Clearstream, as the case may be.
     Section 2.7. Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any evidentiary or other reasonable requirements of the Trustee or the Company. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.
     Every replacement Note shall be an additional obligation of the Company.
     Section 2.8. Outstanding Notes . Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

     If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the Note which has been replaced is held by a bona fide purchaser.
     Except if the Company or an Affiliate thereof is acting as Paying Agent, if the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
     Section 2.9. Notes Held by Company. In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Company or by an Affiliate of the Company shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Company or an Affiliate of the Company.
     Section 2.10. Certificated Notes. (a) A Global Note deposited with the Depositary, as the case may be, or other custodian for the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.6 and one of the following events has occurred (each, a “Certificated Note Event”): (i) the Depositary notifies the Company that it is unwilling or unable to continue as the Depositary for such Global Note, or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within 120 days of such notice, or (ii) if the owner of a beneficial interest in a Note requests such a transfer in writing delivered through the Depositary following an Event of Default under this Indenture and enforcement action is being taken in respect thereof under this Indenture. Notice of any such transfer shall be given by the Company in accordance with the provisions of Section 12.2(a).
     (b) Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Depositary to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes shall be payable, and the transfer of the certificated Notes shall be registrable, at the office or agency of the Company maintained for such purposes in accordance with Section 2.3. Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.
     (c) In the event of the occurrence of any of the events specified in Section 2.10(a), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.
     (d) In the event that certificated Notes are not issued to each owner of beneficial interests in Global Notes in accordance with subsection (a) above promptly after a Certificated Note Event, the Company explicitly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.6 or 6.7 hereof, the right of any beneficial owner in any Global Note to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such certificated Notes had been issued.
     Section 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and destroy such cancelled Notes in its customary manner. Certification of the destruction of cancelled Notes shall be delivered to the Company. Except as otherwise provided in this Indenture the Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.
     Section 2.12. Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:
     (a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Company shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Company shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.
     (b) The Company may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.
     Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
     Section 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprising twelve 30-day months.
     Section 2.14. CUSIP and ISIN Numbers. The Company in issuing the Notes may use CUSIP, and ISIN numbers (if then generally in use), and, if so, the Trustee shall use CUSIP and ISIN numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the CUSIP or ISIN numbers.
     Section 2.15. Issuance of Additional Notes. The Company may, subject to Section 4.10 of this Indenture, issue an unlimited amount of Additional Notes of any series from time to time under this Indenture in accordance with the procedures of Section 2.2; provided that if any Additional Notes of any series are not fungible with the Notes of such series for U.S. federal income tax purposes, such Additional Notes shall be issued as a separate series under this Indenture and shall have a separate CUSIP number or common code and ISIN as applicable, from the relevant series of Notes. Each series of Original Notes issued on the date of this Indenture and any Additional Notes of such series subsequently issued shall be treated as a single class for all purposes under this Indenture, including with respect to waivers, amendments, redemptions and Offers to Purchase.
     Section 2.16. Open Market Purchases. The Company and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

ARTICLE 3
REDEMPTION; OFFERS TO PURCHASE
     Section 3.1. Right of Redemption. The Company may redeem all or any portion of the Notes of any series upon the terms and at the Redemption Prices set forth in the Notes of such series. Any redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including the occurrence of a Change of Control or the completion of an Equity Offering. Any redemption pursuant to this Section 3.1 shall be made pursuant to the provisions of this Article Three.
     Section 3.2. Notices to Trustee. If the Company elects to redeem Notes of any series pursuant to Section 3.1, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes of such series to be redeemed and the paragraph of the Notes of such series pursuant to which the redemption will occur.
     The Company shall give each notice to the Trustee provided for in this Section 3.2 at least two Business Days before the date notice is mailed to the Holders pursuant to Section 3.4 unless the Trustee consents to a shorter period or waives such notice requirement. Such notice shall be accompanied by an Officer’s Certificate from the Company to the effect that such redemption will comply with the conditions herein.
     Section 3.3. Selection of Notes to be Redeemed. If less than all of the Notes of any series are to be redeemed at any time, the Trustee shall select Notes of such series for redemption as follows:
     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed;
     (2) if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; or
     (3) otherwise in accordance with the procedures of DTC;
provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.
     The Trustee shall make the selection from the Notes of such series outstanding and not previously called for redemption. The Trustee may select for redemption portions equal to $1,000 in principal amount or any integral multiple of $1,000 in excess thereof; provided, however, that no such redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.
     Section 3.4. Notice of Redemption. (a) At least 30 days but not more than 60 days before a Redemption Date of Notes, the Company shall (i) mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed at its registered address contained in the Security Register or (ii) otherwise give notice of redemption to each Holder in accordance with the procedures of DTC. The Company shall comply with the provisions of Section 12.2(b).
     (b) The notice shall identify the Notes to be redeemed (including CUSIP and ISIN numbers) and shall state:
          (i) the Redemption Date or expected Redemption Date, as the case may be;
          (ii) the Redemption Price (or the formula by which the Redemption Price will be determined in accordance with this Indenture) and the amount of accrued and unpaid interest, if any, to be paid or expected to be paid; provided that if the notice does not include the actual Redemption Price, the actual Redemption Price shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date or expected Redemption Date, as applicable;
          (iii) the name and address of the Paying Agent;
          (iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued and unpaid interest, if any;
          (v) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple of $1,000 in excess thereof) of such Note to be redeemed (provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000) and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;
          (vi) that, if any Note contains a CUSIP or ISIN number, no representation is being made as to the correctness of such CUSIP or ISIN number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;
          (vii) that, unless the Company defaults in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and
          (viii) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.
     In addition, if such redemption, purchase or notice is subject to satisfaction of one or more conditions precedent, as permitted by Section 3.1, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

     At the Company’s written request, the Trustee shall give a notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the notice and the other information required by this Section 3.4.
     Section 3.5. Deposit of Redemption Price. On or prior to any Redemption Date, the Company shall deposit or cause to be deposited with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued and unpaid interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Company to the Trustee for cancellation. The Paying Agent shall return to the Company any money so deposited that is not required for that purpose.
     Section 3.6. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided herein, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date (unless the Company delays such Redemption Date or rescinds such notice of redemption, in each case pursuant to a condition precedent specified in such notice of redemption) at the Redemption Price stated therein, together with accrued and unpaid interest to such Redemption Date, and on and after such date (unless the Company shall default in the payment of such Notes at the Redemption Price and accrued and unpaid interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Company at the Redemption Price, together with accrued and unpaid interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.
     Notice of redemption shall be deemed to be given when mailed or electronically transmitted, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.
     Section 3.7. Notes Redeemed in Part. (a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at Stated Maturity of $2,000 or an integral multiple of $1,000 in excess thereof.
     (b) Upon surrender and cancellation of a certificated Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided, however, that each such certificated Note shall be in a principal amount at Stated Maturity of $2,000 or an integral multiple of $1,000 in excess thereof.

     Section 3.8. Mandatory Redemption. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4
COVENANTS
     Section 4.1. Payment of Notes. The Company covenants and agrees for the benefit of the Holders that it shall duly and punctually pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Company or any of its Affiliates) holds, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, and interest then due. If the Company or any of its Subsidiaries acts as Paying Agent, principal, premium, if any, and interest shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.4.
     The Company shall pay interest on overdue principal at the rate specified therefor in the Notes. The Company shall pay interest on overdue installments of interest at the same rate to the extent lawful.
     Section 4.2. Corporate Existence. Subject to Article Five, the Company and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.
     Section 4.3. [Reserved].
     Section 4.4. [Reserved].
     Section 4.5. Statement as to Compliance. The Company shall deliver to the Trustee annually within 120 days after the end of each fiscal year an Officer’s Certificate regarding compliance with this Indenture. Within 30 days of becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee an Officer’s Certificate specifying such Default or Event of Default.
     Section 4.6. Change of Control. (a) Unless the Company has previously or concurrently mailed or otherwise given a redemption notice with respect to all the outstanding Notes pursuant to Section 3.1, the Company must commence, within 30 days of the occurrence of a Change of Control, and consummate, by the Payment Date, an Offer to Purchase for all Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest thereon, to the date of repurchase, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
     (b) The Company shall not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase. Notwithstanding anything to the contrary herein, an Offer to Purchase may be made in advance of a Change of Control and conditional upon such Change of Control if a definitive agreement is in place with respect to the event constituting the Change of Control at the time of making the Offer to Purchase.
     (c) The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to an Offer to Purchase, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.
     Section 4.7. Limitation on Asset Sales. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless:
     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
     (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of:
     (i) cash or Cash Equivalents (including any Cash Equivalents received from the conversion within 180 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale);
     (ii) Replacement Assets;
     (iii) any liabilities of the Company or any Restricted Subsidiary as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities, Indebtedness that is by its terms subordinated in right of payment to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets or Equity Interests and for which the Company and all of the Restricted Subsidiaries have been validly released by all creditors in writing;
     (iv) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed 3.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; or

     (v) any combination of the consideration specified in subclauses (i) to (iv) above.
     (b) Within 365 days after the receipt of any Net Available Proceeds from an Asset Sale, the Company or a Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Available Proceeds at its option:
     (1) to repay (A) Indebtedness secured by such assets or other assets, (B) Indebtedness under the Credit Agreement and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (C) Indebtedness constituting Pari Passu Indebtedness, in which case the Company shall equally and ratably reduce Obligations under the Notes and any other Pari Passu Debt on a pro rata basis, provided that all reductions of or offers to reduce Obligations under the Notes shall be made as provided under paragraph 5 of the Notes of each series or through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the provisions set forth below for an Offer to Purchase) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, or (D) Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary);
     (2) to purchase Replacement Assets;
     (3) to make capital expenditures that are made or useful to be made in a Permitted Business;
     (4) to make an Offer to Purchase as described below; or
     (5) any combination of the foregoing;
     provided that if during such 365-day period the Company or such Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Available Proceeds in accordance with the requirements of subclause (2) or (3) of this clause (b) after such 365-day period, such 365-day period shall be extended with respect to the amount of Net Available Proceeds so committed for a period not to exceed 180 days until such Net Available Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).
     (c) The amount of such Net Available Proceeds required to be applied as set forth in clause (b) of this Section 4.7 and not applied as so required shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $75.0 million, the Company must make, not later than the fifteenth Business Day of such month, an Offer to Purchase to all Holders of Notes and, if required by the terms of any Pari Passu Debt, all holders of such Pari Passu Debt, to purchase the maximum principal amount of Notes and such other Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any such Offer to Purchase shall be equal to 100% of the principal amount of the Notes and such other Pari Passu Debt plus accrued and unpaid interest to the date of purchase (or, in respect of such Pari Passu Debt, such lesser price as may be provided by the terms of such

Pari Passu Debt), subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date, and shall be payable in cash. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this Section 4.7, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture, and those Excess Proceeds shall no longer constitute “Excess Proceeds.”
     (d) Pending the final application of the Net Available Proceeds pursuant to this Section 4.7, the holder of such Net Available Proceeds may apply such Net Available Proceeds to temporarily reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.
     (e) The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to an Offer to Purchase, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.
     Section 4.8. Suspension of Covenants When Notes Rated Investment Grade. (a) If on any date following the Issue Date (such date, a “Suspension Date”):
     (1) the Notes are rated Investment Grade by both of the Rating Agencies; and
     (2) no Default or Event of Default shall have occurred and be continuing (other than with respect to the Sections specifically listed in subclauses (i) to (vii) below), then, beginning on that day and subject to the provisions of clause (b) below, the Sections and portions thereof specifically listed in subclauses (i) to (vii) below shall be suspended:
     (i) Section 4.7;
     (ii) Section 4.9;
     (iii) Section 4.10;
     (iv) Section 4.12;
     (v) Section 4.13;
     (vi) Section 4.14; and
     (vii) subclause (1) of clauses (a) and (b) of Section 5.1 (to the extent that a Default or an Event of Default exists by reason of one or more of the Sections specifically listed in this clause (a)) and subclause (3) of clause (a) of Section 5.1.
     (b) Notwithstanding clause (a) above, if the rating assigned by any of the Rating Agencies should subsequently decline to below Investment Grade, the Sections and portions thereof listed in subclauses (i) to (vii) of clause (a) above shall be reinstated with respect to future events as of and from the date of such rating decline (the “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is the “Suspension Period.” Any actions taken, or omitted to be taken, during the Suspension Period that would have been prohibited had the Sections and portions thereof listed in subclauses (i) to (vii) of clause (a) above been in effect during the Suspension Period shall not form the basis for a Default or an Event of Default; provided that (1) with respect to Restricted Payments made on or after any Reversion Date, the amount of Restricted Payments made shall be calculated as though Section 4.9 had been in effect prior to and throughout the Suspension Period, and accordingly all Restricted Payments made during the Suspension Period shall be allocated to clause (a) or one of the subclauses of clause (b) of Section 4.9 to the extent available, and any remaining balance shall be debited against the amount pursuant to the second subclause (3) of such clause (a) (except that no Default or Event of Default shall be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.9 was suspended), and (2) on the Reversion Date, all Indebtedness incurred during the Suspension Period shall be deemed to have been incurred or issued pursuant to clause (a) or one or more of the subclauses of clause (b) of Section 4.10, and to the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.10, such Indebtedness shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.10(b)(2).
     (c) For purposes of Section 4.7, on the Reversion Date, the unutilized Excess Proceeds amount shall be reset to zero.
     (d) During any period that the Sections and portions thereof listed in subclauses (i) to (vii) of clause (a) above have been suspended, the Company’s Board of Directors shall not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.14 or the definition of “Unrestricted Subsidiary” set forth in Section 1.1. The Company shall provide written notice to the Trustee of the occurrence of any Suspension Date or Reversion Date.
     Section 4.9. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):
     (1) declare or pay any dividend or make any other payment or distribution on account of any of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such other than:
     (i) dividends, payments or distributions in Equity Interests (other than Disqualified Stock) of the Company;
     (ii) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on account of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such Equity Interests; or
     (iii) dividends, payments or distributions payable to the Company or a Restricted Subsidiary;
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary);
     (3) call for redemption or make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness that is contractually subordinated in right of payment to the Notes or any Note Guarantee except (A) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase or other acquisition or (B) intercompany Indebtedness permitted to be incurred pursuant to Section 4.10(b)(6); or
     (4) make any Investment (other than a Permitted Investment) in any Person, unless, at the time of and after giving pro forma effect to such Restricted Payment:
     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and
     (2) the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of Section 4.10; and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by subclauses (1), (2), (3), (4), (5), (6) and (7) of clause (b) of this Section 4.9), is less than the sum, without duplication, of:
     (i) 50% of the Consolidated Net Income on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first fiscal quarter during which the Issue Date occurs and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company and the amount of reduction of Indebtedness of the Company or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests

(other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus
     (iii) with respect to Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from (A) repayment to the Company or any Restricted Subsidiary of loans or advances, (B) repurchases and redemptions of such Investments from the Company or its Restricted Subsidiaries, (C) the receipt of net cash proceeds from the sale or other transfer of any such Investment, (D) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or (E) redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries.
     (b) The preceding provisions shall not prohibit, so long as, in the case of subclauses (7), (8), (9), (10) and (11) below, no Default has occurred and is continuing or would be caused thereby:
     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would have complied with the provisions of this Indenture;
     (2) any Restricted Payment constituting part of the Transactions;
     (3) any Restricted Payment in exchange for, or out of the net cash proceeds of a substantially concurrent contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for such Restricted Payment shall be excluded from clause (a)(3)(ii) of this Section 4.9;
     (4) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees in exchange for, or with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness;
     (5) repurchases of Equity Interests in a cashless transaction deemed to occur upon exercise or vesting of restricted stock, stock options or warrants;
     (6) the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities;

     (7) the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Company or any direct or indirect parent company of the Company in connection with the Transactions; provided that the aggregate Restricted Payments made under this subclause (7) do not exceed in any calendar year $12.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Company, in each case to any future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company that occurs after the Issue Date, plus (B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this subclause (7); and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any direct or indirect parent company of the Company shall not be deemed to constitute a Restricted Payment under this Section 4.9 or any other provision of this Indenture;
     (8) any Restricted Payments in an aggregate amount not to exceed, together with any Restricted Payments made in the applicable fiscal year under the second subclause (3) of clause (a) above, (A) for the fiscal year ending December 31, 2011, $45.0 million, (B) $145.0 million for the fiscal year ending December 31, 2012, (C) the greater of $175.0 million and 1.5% of Consolidated Total Assets for the fiscal year ending December 31, 2013, (D) the greater of $180.0 million and 1.5% of Consolidated Total Assets for the fiscal year ending December 31, 2014, (E) the greater of $190.0 million and 1.6% of Consolidated Total Assets for the fiscal year ending December 31, 2015, and (F) the greater of $215.0 million and 1.8% of Consolidated Total Assets for the fiscal year ending December 31, 2016 and each fiscal year thereafter; provided, however, that if the amount of Restricted Payments is less than the amount permitted under this subclause (8) in the applicable fiscal year (any such amount, the “Unused Amount”), the Unused Amount may be carried forward for such payments permitted hereunder in the immediately succeeding two fiscal years; and provided, further, to the extent any such

Unused Amount is carried forward to subsequent years, it shall be deemed used in the applicable subsequent fiscal year before the amount provided above for such fiscal year;
     (9) any Restricted Payment in cash; provided that, at the time such Restricted Payment is made and after giving pro forma effect thereto, the Net Total Leverage Ratio would be no greater than 2.50 to 1.00;
     (10) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with Section 4.10 and provided that such dividends constitute “Fixed Charges”; and
     (11) other Restricted Payments in an aggregate amount not to exceed $50.0 million since the Issue Date.
     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.
     Section 4.10. Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness, and the Company shall not issue any Disqualified Stock and shall not permit any Restricted Subsidiary to issue any Disqualified Stock or Preferred Stock; provided, however, that the Company may Incur Indebtedness or issue Disqualified Stock, and any Restricted Subsidiary may Incur Indebtedness, issue Disqualified Stock or Preferred Stock if, after giving effect to the Incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00; provided, further, that the aggregate amount of Indebtedness Incurred, and Disqualified Stock or Preferred Stock issued, pursuant to this clause by Restricted Subsidiaries that are not Guarantors shall not exceed, together with any Indebtedness Incurred, and Disqualified Stock or Preferred Stock issued, pursuant to clause (b)(13) of this Section 4.10 by Restricted Subsidiaries that are not Guarantors, $350.0 million outstanding at any one time.
     (b) Clause (a) of this Section 4.10 shall not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (1) Indebtedness of the Company or any Restricted Subsidiary under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this subclause (1) not to exceed $3,730.0 million, less the aggregate amount of all proceeds from Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness pursuant to Section 4.7;
     (2) Existing Indebtedness;

     (3) Indebtedness of the Company and the Guarantors represented by the Notes (other than Additional Notes) and the related Note Guarantees;
     (4) Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this subclause (4), not to exceed $125.0 million at any time outstanding;
     (5) Permitted Refinancing Indebtedness of the Company or any Restricted Subsidiary Incurred in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness, Disqualified Stock or Preferred Stock that was permitted by this Indenture to be Incurred under clause (a) of this Section 4.10 or subclauses (2), (3), (4), (5), (13) or (14) of this clause (b);
     (6) Indebtedness of the Company or any Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:
     (i) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and
     (ii) any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to forclose on such Indebtedness) shall be deemed to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this subclause (6);
     (7) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations that are Incurred for the purpose of fixing, limiting, managing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;
     (8) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary (other than Guarantees of Indebtedness

Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;
     (9) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
     (10) Indebtedness of the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;
     (11) Indebtedness in connection with the issuance of one or more performance bonds securing obligations of the type set forth in clauses (13) and (14) of the definition of “Permitted Liens” in Section 1.1;
     (12) Indebtedness of the Company or any Restricted Subsidiary to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes pursuant to Sections 8.1 to 8.4 or Section 8.5;
     (13) additional Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary in an aggregate amount at any one time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this subclause (13), not to exceed an amount equal to the greater of $500.0 million and 4.3% of Consolidated Total Assets; provided that the aggregate amount of Indebtedness Incurred, and Disqualified Stock or Preferred Stock issued, pursuant to this subclause (13) by Restricted Subsidiaries that are not Guarantors shall not exceed, together with any Indebtedness Incurred, and Disqualified Stock or Preferred Stock issued, pursuant to clause (a) of this Section 4.10 by Restricted Subsidiaries that are not Guarantors, $350.0 million outstanding at any one time;
     (14) Indebtedness, Disqualified Stock or Preferred Stock of any Person that is acquired by or merged into the Company or any Restricted Subsidiary in accordance with the terms of this Indenture; provided that such Indebtedness, Disqualified Stock or Preferred Stock was not Incurred or issued, as applicable, in connection with, or in contemplation of, such acquisition or merger; provided, further, that, in each case, after giving effect to such acquisition or merger, either: (a) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage

Ratio test set forth in clause (a) of this Section 4.10, or (b) the Fixed Charge Coverage Ratio is equal to or greater than immediately prior to such acquisition or merger;
     (15) Cash Management Obligations; and
     (16) Indebtedness of the Company or any Restricted Subsidiary pursuant to letters of credit in an amount not to exceed $40.0 million outstanding at any one time.
     (c) For purposes of determining compliance with this Section 4.10, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in subclauses (1) through (16) of clause (b) above, or is entitled to be Incurred pursuant to clause (a) of this Section 4.10, the Company shall be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this Section 4.10. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on such date in reliance on the exception provided by subclause (1) of clause (b) above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.10.
     (d) For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this Section 4.10 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.
     (e) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
     Section 4.11. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, which Lien is securing Indebtedness, unless all payments due under this Indenture and the Notes or Note Guarantees are secured by a Lien on such property or assets on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the related Note Guarantees, senior in priority thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

     Section 4.12. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
     (2) pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;
     (3) make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or
     (4) transfer any of its properties or assets to the Company or any Restricted Subsidiary.
     (b) The restrictions in clause (a) of this Section 4.12 shall not apply to encumbrances or restrictions:
     (1) existing under, by reason of or with respect to the Credit Agreement as in effect on the Issue Date, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;
     (2) set forth in this Indenture, the Notes and the Note Guarantees and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than those contained in this Indenture, the Notes or the Note Guarantees, as the case may be, as in effect on the Issue Date;
     (3) existing under or by reason of applicable law, rule, regulation or order;

     (4) with respect to any Person or the property or assets of a Person acquired (including by way of merger or consolidation) by the Company or any Restricted Subsidiary existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than those in effect on the date of the acquisition;
     (5) under secured Indebtedness that limit the right of the debtor to dispose of the assets securing such Indebtedness that is otherwise permitted to be incurred pursuant to Sections 4.10 and 4.11;
     (6) that restrict in a customary manner the subletting, assignment or transfer of any property or asset, including intellectual property, that is a lease, license, conveyance or contract or similar property or asset;
     (7) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture;
     (8) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;
     (9) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions or transfer by that Restricted Subsidiary pending such sale or other disposition;
     (10) on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;
     (11) arising from customary provisions in joint venture agreements and other similar agreements relating solely to joint ventures;
     (12) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions of the nature discussed in subclause (4) of clause (a) of this Section 4.12 on the property so acquired;
     (13) arising or existing by reason of applicable law or any applicable rule, regulation or order;

     (14) restrictions created in connection with any receivables financing permitted pursuant to Section 4.10(b)(1) that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such receivables financing; and
     (15) existing pursuant to provisions in instruments governing other Indebtedness permitted to be Incurred after the Issue Date; provided that (i) such provisions are customary for instruments of such type and (ii) the Company determines in good faith that such restrictions will not materially adversely impact the ability of the Company to make required principal and interest payments on the Notes.
     Section 4.13. Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any of their Affiliates (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50.0 million, unless:
     (1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary; and
     (2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75.0 million, a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.13 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Members, if any.
     (b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of clause (a) of this Section 4.13:
     (1) transactions between or among the Company and/or its Restricted Subsidiaries;
     (2) Restricted Payments that are permitted by Section 4.9 and the definition of “Permitted Investments” set forth in Section 1.1;
     (3) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;
     (4) transactions pursuant to agreements or arrangements in effect on the Issue Date and described in the Offering Memorandum, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date;
     (5) overhead costs and other ordinary course allocations of costs and services on a reasonable basis;
     (6) allocations of tax liabilities and other tax related items among the Company and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Company and its Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer;
     (7) payment of reasonable and customary fees to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company or any Subsidiary thereof;
     (8) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any Restricted Subsidiary with officers and employees of the Company or any Subsidiary thereof and the payment of compensation to officers and employees of the Company or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans);
     (9) any transaction with respect to which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view;
     (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and
     (11) any transaction that is effected as part of a receivables financing permitted pursuant to Section 4.10(b)(1) which is fair to the Company and its Restricted Subsidiaries, in the reasonable determination of senior management of the Company.
     Section 4.14. Designation of Unrestricted and Restricted Subsidiaries. (a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:
     (1) such Subsidiary has no Indebtedness other than Non-Recourse Debt;

     (2) the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) shall be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under Section 4.9;
     (3) such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Company or any Restricted Subsidiary;
     (4) the Subsidiary being so designated:
     (i) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement will be permitted under Section 4.13;
     (ii) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (iii) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary, except to the extent such Guarantee or credit support would be released upon such designation; and
     (5) no Default or Event of Default would be in existence following such designation.
     (b) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
     (1) such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 4.10;
     (2) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.11; and
     (3) no Default or Event of Default would be in existence following such designation.
     (c) Any designation shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the conditions of this Section 4.14 (as applicable) and was permitted by this Indenture.

     (d) As of the Issue Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries.
     Section 4.15. Reports to Holders. (a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company shall furnish to the Trustee and, upon request, to Holders of Notes, beneficial owners of the Notes and prospective investors that certify to the reasonable satisfaction of the Company that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or otherwise eligible to hold the Notes copies of all of the information and reports referred to in subclauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and
     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case in a manner that complies in all material respects with the requirements specified with respect to such information and reports in such forms; provided that (A) the information or reports referenced in subclauses (1) and (2) above shall not be required to contain the separate financial information with respect to any subsidiary of the Company contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated under the Exchange Act and (B) nothing contained in this Indenture shall otherwise require the Company to comply with the provisions of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute.
     (b) In lieu of furnishing the information or reports specified in subclauses (1) and (2) of clause (a) above to the Trustee or, upon request, to Holders of Notes, beneficial owners of the Notes and prospective investors that certify to the reasonable satisfaction of the Company that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or otherwise eligible to hold the Notes (if such information and reports are not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system)), the Company may post copies of such information or reports on a non-public website to which access is given to the Trustee, Holders of Notes, any beneficial owner of the Notes and prospective investors that certify to the reasonable satisfaction of the Company that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or otherwise eligible to hold the Notes.
     (c) If the Company has designated as Unrestricted Subsidiaries any of its Subsidiaries that is a Significant Subsidiary or that, when taken together with all other Unrestricted Subsidiaries, would be a Significant Subsidiary, then the quarterly and annual financial information required by this Section 4.15 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.
     (d) Notwithstanding clauses (a) to (c) of this Section 4.15, if any direct or indirect parent of the Company becomes a Guarantor (there being no obligation of any such parent to do so), the reports, information and other documents required to be filed and provided as described above may be those of such parent, rather than those of the Company.
     (e) For so long as any Notes remain outstanding, the Company shall furnish to the Holders of Notes, beneficial owners of Notes and to prospective investors that certify to the reasonable satisfaction of the Company that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act), upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     Section 4.16. Payment of Taxes and Other Claims. The Company shall pay or discharge and shall cause each of its Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Company or any such Restricted Subsidiary, (ii) the income or profits of any such Restricted Subsidiary which is a corporation or (iii) the property of the Company or any such Restricted Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders of the Notes.
     Section 4.17. Future Note Guarantees. The Company shall not permit any Domestic Subsidiary to Guarantee any obligations under the Credit Agreement unless such Domestic Subsidiary (a) is a Guarantor or (b) becomes a Guarantor by executing a supplemental Indenture and delivering an Opinion of Counsel to the Trustee within 30 days of the date on which such Domestic Subsidiary became a guarantor under the Credit Agreement.
     Section 4.18. Payments for Consent. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE 5
CONSOLIDATION, MERGER OR SALE OF ASSETS
     Section 5.1. Consolidation, Merger or Sale of Assets. (a) The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
     (1) immediately after giving effect to such transaction, no Default or Event of Default exists;
     (2) either:
     (i) the Company is the surviving Person; or
     (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that in the case where such Person is not a corporation, a co-obligor of the Notes is a corporation and (B) assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;
     (3) immediately after giving effect to such transaction on a pro forma basis:
     (i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.10(a); or
     (ii) the Fixed Charge Coverage Ratio for the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), as applicable, and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;
     (4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this Section 5.1, shall have confirmed to the Trustee in writing that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Notes and this Indenture; and
     (5) the Company delivers to the Trustee an Officer’s Certificate (attaching the arithmetic computation to demonstrate compliance with subclause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement comply with this Section 5.1 and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with;
     provided, however, that subclause (3) above shall not apply (i) if the sole purpose of such transaction is to change the state of incorporation or organization of the Company; or (ii) to any consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and any Restricted Subsidiary.
     (b) A Guarantor shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in one or more related transactions, to another Person, other than the Company or another Guarantor, unless:
     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and
     (2) either:
     (i) (A) the Guarantor is the surviving corporation, or (B) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition which has been made (x) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (y) assumes all the obligations of that Guarantor under this Indenture, including its Note Guarantee, pursuant to a supplemental indenture satisfactory to the Trustee; or
     (ii) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with Section 4.7.
     Section 5.2. Successor Substituted. Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition (other than a lease) in accordance with Section 5.1, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company in this Indenture.

ARTICLE 6
DEFAULTS AND REMEDIES
     Section 6.1. Events of Default. (a) Each of the following is an “Event of Default” with respect to any series of Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (1) default for 30 days in the payment when due of interest on the Notes of such series;
     (2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes of such series;
     (3) failure by the Company or any Guarantor to comply with the provisions of Section 5.1 or Section 5.2;
     (4) failure by the Company or any Restricted Subsidiary for 30 days (or, in the case of Section 4.15, 90 days) after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes of such series to make or consummate an Offer to Purchase in accordance with the provisions of Sections 4.6 or 4.7 or to comply with any of its obligations under Sections 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17 and 4.18 of this Indenture;
     (5) failure by the Company or any Restricted Subsidiary for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes of such series to comply with any of the other covenants and agreements in this Indenture;
     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary) other than Indebtedness owned to the Company or any Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
     (i) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or
     (ii) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

     (7) failure by the Company or any Restricted Subsidiary to pay final, non-appealable judgments aggregating in excess of $75.0 million (net of amounts which are covered by insurance as to which liability has not been denied), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final and non-appealable; provided that, for the avoidance of doubt, any settlement related to the W.R. Grace Liability shall not be deemed to be a final, non-appealable judgment for the purpose of this subclause (7);
     (8) any Note Guarantee of any Significant Subsidiary is held in any final, non-appealable judgment to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Guarantor, denies or disaffirms its obligations under its Note Guarantee in writing, except in accordance with the terms of such Note Guarantee or in connection with the release of such Note Guarantee in accordance with this Indenture; and
(9) (i) the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Company) (any such Restricted Subsidiary or Restricted Subsidiaries together, a “Bankruptcy Significant Subsidiary”) in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Company or any Bankruptcy Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Bankruptcy Significant Subsidiary under any applicable law, or appointing a Custodian of the Company or any Bankruptcy Significant Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 60 consecutive days; or
(ii) (A) the Company or any Bankruptcy Significant Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Company or any Bankruptcy Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Bankruptcy Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Company or any Bankruptcy Significant Subsidiary (x) consents to the appointment of, or taking possession by, a Custodian of the Company or such Bankruptcy Significant Subsidiary or of any substantial part of their respective properties, (y) makes a general assignment for the benefit of its creditors or (z) generally is not paying its debts as they become due.

     (b) In the event of any Event of Default specified in clause (a)(6) of this Section 6.1, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of Notes, if within 20 days after such Event of Default arose:
     (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
     (2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
     (3) the default that is the basis for such Event of Default has been cured.
     (c) If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default by registered or certified mail or facsimile or electronic transmission within five Business Days after it has obtained knowledge of such Default or Event of Default. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Trustee shall not be deemed to have knowledge of a Default unless a Trust Officer has actual knowledge of such Default or written notice of such Default has been received by the Trustee at its Corporate Trust Office in New York, New York. Delivery of reports to the Trustee pursuant to Section 4.15 shall not constitute knowledge of, or notice to, the Trustee of the information contained therein.
     Section 6.2. Acceleration. (a) If an Event of Default with respect to the Notes of any series (other than an Event of Default specified in Section 6.1(a)(9) above) occurs and is continuing, then and in every such case the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes of such series by written notice to the Company specifying the Event of Default (and to the Trustee if such notice is given by the Holders) may and the Trustee, upon the written request of such Holders shall, declare the principal amount of all of the outstanding Notes of such series to be due and payable immediately, and upon any such declaration such principal amount in respect of the Notes of such series shall become immediately due and payable.
     (b) If an Event of Default specified in Section 6.1(a)(9) above occurs and is continuing, then the principal amount of all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
     Section 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.
     Section 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of each series of Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive any existing Default or Event of Default and its consequences under this Indenture with respect to such series of Notes except a continuing Default or Event of Default in the payment of premium, interest on, or the principal of, such series of Notes.
     Section 6.5. Control by Majority. (a) Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes of any series may direct the Trustee in its exercise of any trust or power with respect to such series.
     (b) The Holders of a majority in principal amount of each series of then outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series; provided that the Trustee may refuse to follow any direction (i) that conflicts with law or this Indenture, (ii) that may involve the Trustee in personal liability, or (iii) that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes of such series not joining in the giving of such direction. The Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.
     Section 6.6. Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or any series of Notes unless:
     (1) the Holder gives the Trustee written notice of a continuing Event of Default;
     (2) the Holders of at least 25% in aggregate principal amount of outstanding Notes of such series make a written request to the Trustee to pursue the remedy;
     (3) such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;
     (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
     (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes of such series do not give the Trustee a direction that is inconsistent with the request.

     The limitations set forth in clauses (1) to (5) above do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.
     A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture.
     Section 6.7. Unconditional Right of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
     Section 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(1) or (2) occurs, the Company shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.6 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
     If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.
     Section 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6) and the Holders allowed in any judicial proceedings relative to the Company or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. The Trustee shall be entitled and empowered to participate as a member of any official committee of creditors appointed in any such matter.

     Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     Section 6.10. Application of Money Collected. If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST:	to the Trustee (including any predecessor Trustee) for amounts due under Section 7.6;

SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

THIRD:	to the Company, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.
     The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
     Section 6.11. Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes of a series or to any suit by any Holder pursuant to Section 6.7.
     Section 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.
     Section 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     Section 6.14. Delay or Omission not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
     Section 6.15. Record Date. The Company may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.4, 6.5, 9.2 and 11.4. Unless this Indenture provides otherwise, if not previously set by the Company, such record date shall be the later of ten days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.5 prior to such solicitation.
     Section 6.16. Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7
TRUSTEE
     Section 7.1. Duties of Trustee. (a) If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care in its exercise as a prudent man would exercise in the conduct of his own affairs.
     (b) Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge: (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
     (c) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
          (i) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;
          (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
          (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2 or 6.5.
     (d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company or any Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
     (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     (f) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

     Section 7.2. Certain Rights of Trustee. (a) Subject to Section 7.1:
          (i) the Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;
          (ii) before the Trustee acts or refrains from acting (except in connection with the original issuance of the Notes on the date hereof), it may require an Officer’s Certificate or an Opinion of Counsel, or both, which shall conform to Section 12.5. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;
          (iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;
          (iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction;
          (v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute negligence or bad faith;
          (vi) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;
          (vii) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney;
          (viii) the Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel;
          (ix) the rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the

Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;
          (x) the Trustee shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture;
          (xi) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunction of utilities, third-party communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices to prevent any failure or delay in the performance of its obligations and to resume performance as soon as practicable under the circumstances; and
          (xii) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
     (b) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
     Section 7.3. Individual Rights of Trustee. The Trustee, any Paying Agent, any Registrar or any other agent of the Company or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 7.9 and 7.10, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.
     Section 7.4. Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.
     Section 7.5. Reports by Trustee to Holders. Within 60 days after April 1 of each year commencing with April 1, 2012, the Trustee shall transmit to the Holders, in the manner and to the extent provided in TIA Section 313(c), a brief report dated as of such date, if, and to the extent, required by TIA Section 313(a)(1), (2), (3), (4), (5), (7) and (8), as if this Indenture were qualified under the TIA. The Trustee also shall comply with TIA Section 313(b)(2), as if this Indenture were qualified under the TIA.

     The Company shall promptly notify the Trustee whenever the Notes become listed on any securities exchange and of any delisting thereof and the Trustee shall comply with TIA Section 313(d).
     Section 7.6. Compensation and Indemnity. The Company, failing which each Guarantor, shall pay to the Trustee such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company, failing which each Guarantor, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel.
     The Company, failing which the Guarantors, shall indemnify the Trustee against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by it without willful misconduct, negligence or bad faith on its part arising out of or in connection with the administration of this trust and the performance of its duties hereunder (including the costs and expenses of defending itself against any claim, whether asserted by the Company, the Guarantors, any Holder or any other Person and the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.6)). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or the Guarantors of their respective obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in such defense. The Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Company shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.
     To secure the Company’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.
     When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(a)(9) with respect to the Company, any Guarantor, or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.
     The Company’s obligations under Section 7.6 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Company’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.
     Section 7.7. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in Section 7.7.

     The Trustee may resign at any time by so notifying the Company. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Company. The Company shall remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.9;
     (b) the Trustee is adjudged bankrupt or insolvent;
     (c) a receiver or other public officer takes charge of the Trustee or its property; or
     (d) the Trustee otherwise becomes incapable of acting.
     If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of Section 7.7 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.
     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.
     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.
     If the Trustee fails to comply with Section 7.9, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     Notwithstanding the replacement of the Trustee pursuant to Section 7.7, the Company’s and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.
     Section 7.8. Successor Trustee by Merger. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.
     Section 7.9. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a)(1) and (5). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall be deemed to be subject to TIA Section 310(b). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee must either eliminate such interest within 90 days or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.
     Section 7.10. Preferential Collection of Claims Against Company. The Trustee shall be deemed to be subject to TIA Section 311(a) on the same basis as if this Indenture were qualified under the TIA, excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be deemed to be subject to TIA Section 311(a) to the extent indicated therein.
     Section 7.11. Appointment of Co-Trustee. (a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of Section 7.11 are adopted to these ends.
     (b) In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

     (c) Should any instrument in writing from the Company be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Company; provided, however, that if an Event of Default shall have occurred and be continuing, if the Company does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Company to execute any such instrument in the Company’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable or acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.
     (d) To the extent permitted by law, no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.
     (e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.
     (f) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name.

ARTICLE 8
DEFEASANCE; SATISFACTION AND DISCHARGE
     Section 8.1. Company’s Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, with respect to the Notes of any series, elect to have either Section 8.2 or Section 8.3 be applied to all outstanding Notes of such series upon compliance with the conditions set forth below in this Article Eight.
     Section 8.2. Legal Defeasance. Upon the Company’s exercise under Section 8.1 of the option applicable to Section 8.2, the Company and the Guarantors shall be deemed to have been discharged from their respective obligations with respect to the outstanding Notes of any series and the Note Guarantees for such series on the date the applicable conditions set forth in Section 8.4 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes of such series and to have satisfied all its other obligations under the Notes of such series and this Indenture (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust fund described in Section 8.8 and as more fully set forth in such Section; (ii) the Company’s obligations with respect to the Notes of such series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and (iv) the provisions of this Indenture relating to Legal Defeasance. Subject to compliance with this Article Eight, the Company may exercise its option under Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 below with respect to the Notes.
     Section 8.3. Covenant Defeasance. Upon the Company’s exercise under Section 8.1 of the option applicable to Section 8.3, the Company and the Guarantors shall be released from their respective obligations under any covenant contained in Sections 4.5 through 4.15, Section 4.17, and Section 5.1(a)(3) with respect to the Notes on and after the date the applicable conditions set forth in Section 8.4 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in

Section 8.4 hereof, Sections 6.1(a)(3), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6) and 6.1(a)(7) shall not constitute Events of Default.
     Section 8.4. Conditions to Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of Notes:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of such series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, to pay the principal of, or interest and premium, if any, on the outstanding Notes of such series on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;
     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions, (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than resulting from the borrowing of funds to be applied to make such deposit and any similar and concurrent deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
     (6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

     (7) if the Notes of such series are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes of such series on the specified Redemption Date under arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the name and at the expense of the Company; and
     (8) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
     Section 8.5. Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect as to all Notes of any series issued hereunder, when:
     (1) either:
     (i) all Notes of such series that have been authenticated hereunder (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or
     (ii) all Notes of such series issued hereunder that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and in each such case the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the Stated Maturity or Redemption Date, as the case may be;
     (2) no Default or Event of Default (other than resulting from the borrowing of funds to be applied to make such deposit and any similar and concurrent deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than resulting from the borrowing of funds to be applied to make such deposit and any similar and concurrent deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

     (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it with respect to such series of Notes under this Indenture; and
     (4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes of such series issued hereunder at Stated Maturity or the Redemption Date, as the case may be.
     In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
     Section 8.6. [Reserved].
     Section 8.7. Acknowledgment of Discharge by Trustee. Subject to Section 8.9, after the conditions of Sections 8.2 or 8.3 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Company’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.
     Section 8.8. Application of Trust Money. Subject to Section 8.9, the Trustee shall hold in trust cash in U.S. dollars or Government Securities deposited with it pursuant to this Article Eight. It shall apply the deposited cash or Government Securities through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.
     Section 8.9. Repayment to Company. Subject to Section 7.6, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officer’s Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published (a) in the The Wall Street Journal or another leading newspaper in New York, New York and (b) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining shall be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.
     Section 8.10. Indemnity for Government Securities. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Securities or the principal, premium, if any, and interest, if any, received on such Government Securities.

     Section 8.11. Reinstatement. If the Trustee or Paying Agent is unable to apply cash in U.S. dollars or Government Securities in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or Government Securities in accordance with this Article Eight; provided, however, that, if the Company has made any payment of principal of, premium, if any, and interest, if any, on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in U.S. dollars or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENTS AND WAIVERS
     Section 9.1. Without Consent of Holders. Notwithstanding Section 9.2, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes of any series without the consent of any Holder of Notes:
     (a) to cure any ambiguity, omission, mistake, defect or inconsistency;
     (b) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes of such series;
     (c) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes of such series in accordance with this Indenture in the case of a merger or consolidation or sale, assignment, transfer, conveyance or disposal of all or substantially all of the Company’s or such Guarantor’s assets;
     (d) to make any change that would provide any additional rights or benefits to the Holders of Notes of such series, to surrender any right or power conferred upon the Company or any Guarantor, or to make any change that does not materially adversely affect the legal rights under this Indenture of any such Holder;
     (e) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;
     (f) to add a Guarantor under this Indenture or to release a Guarantor from its Note Guarantee in accordance with the provisions of this Indenture;
     (g) to evidence and provide for the acceptance of appointment by a successor Trustee;
     (h) to provide for the issuance of Additional Notes in accordance with this Indenture;
     (i) to conform this Indenture, the Note Guarantees or the Notes of such series to any provision of the “Description of Notes” section of the Offering Memorandum to the extent such provision is intended to be a verbatim recitation thereof; or
     (j) to grant any Lien in favor of the Trustee for the benefit of the Holders of the Notes.
     Section 9.2. With Consent of Holders. (a) Except as provided in Section 9.2(b) below and without prejudice to Section 9.1, this Indenture, any Note Guarantee or the Notes of any series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes of each series affected by the proposed amendment or supplement (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series), and any existing Default or Event of Default or compliance with any provision of this Indenture, any Note Guarantee or the Notes of any series may be waived with respect to such series with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series).
     (b) Without the consent of each Holder of each series affected, an amendment or waiver may not (with respect to any Notes of the same series held by a non-consenting Holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) change the Stated Maturity of the principal of, or any installment of interest on, any Note;
     (3) reduce the principal amount of, or premium, if any, or interest on, any Note;
     (4) change the optional redemption dates or optional redemption prices of the Notes from those stated in paragraph 5 of the applicable Note in any manner adverse to the Holders of the Notes;
     (5) waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except, upon a rescission of acceleration of the Notes of any series by the Holders of at least a majority in aggregate principal amount of the Notes of such series then outstanding, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all Holders;
     (6) make any Note payable in money other than U.S. dollars;
     (7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;
     (8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;
     (9) amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with Section 4.7 after the obligation to make such Offer to Purchase has arisen, or the obligation of the Company to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with Section 4.6 after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto; or
     (10) make any change to this Section 9.2(b).
     (c) The consent of Holders of the Notes is not necessary under this Indenture to approve a particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     Section 9.3. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.
     Section 9.4. Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Company or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Company so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.
     Section 9.5. Notice of Amendment or Waiver. Promptly after the execution by the Company and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.2, the Company shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 12.2(b) or (c), setting forth in general terms the substance of such supplemental indenture or waiver. Any failure by the Company to mail such notice, or any mistake or defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.
     Section 9.6. Execution of Amendments, Supplements or Waivers. In executing, or accepting the additional trusts created by, any amendment, supplement or waiver permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be provided with, and shall be fully protected in relying upon, an Officer’s Certificate and Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized and permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary qualifications, and complies with the provisions hereof. The Trustee may, but shall not be obligated to, enter into any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.
     Section 9.7. Payments for Consent. The Company shall comply with the provisions of Section 4.18 hereof.

ARTICLE 10
GUARANTEE
     Section 10.1. Note Guarantees. (a) Pursuant to the Note Guarantees, the Guarantors hereby fully and unconditionally Guarantee, on an unsecured, senior, joint and several basis, to each Holder and to the Trustee and its successors and assign on behalf of each Holder, the due and punctual full payment of principal of, premium, if any, and interest on, and all other monetary obligations of the Company under this Indenture and the Notes (including obligations to the Trustee) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture. The Guarantors further agree that the Note Guarantees may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors shall remain bound under this Article Ten notwithstanding any extension or renewal of any Note Guarantee. All payments under such Note Guarantee shall be made in U.S. dollars.
     (b) The Guarantors hereby agree that their obligations hereunder shall be as if they were principal debtor and not merely surety, unaffected by, and irrespective of, any validity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, however, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Company prior to exercising its rights under the Note Guarantee (including, for the avoidance of doubt, any right which the Guarantors may have to require the seizure and sale of the assets of the Company to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against the Guarantors or their assets), protest or notice with respect to any Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenant that the Note Guarantee shall not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Sections 10.3 and 10.5. If at any time any payment of principal of, premium, if any, or interest, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.
     (c) The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under Section 10.1.

     Section 10.2. Subrogation. (a) Subject to clause (b) below, the Guarantors shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid to such Holders by the Guarantors pursuant to the provisions of their Note Guarantee.
     (b) The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any Note Guarantee guaranteed hereby until payment in full of all Note Guarantees. The Guarantors further agree that, as between them, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Note Guarantees guaranteed hereby may be accelerated as provided in Section 6.2 for the purposes of their Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Note Guarantees guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.2, such Note Guarantees (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.2, subject to Section 10.1(c) above.
     Section 10.3. Limitation of Note Guarantees. Each Note Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by each Guarantor by law or without resulting in its obligations under its Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally.
     Section 10.4. Notation Not Required. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof.
     Section 10.5. Release of the Note Guarantees. A Note Guarantee of a Guarantor shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):
     (1) in connection with any sale, transfer or other disposition (including by merger or otherwise) of Capital Stock of the Guarantor after which such Guarantor is no longer a Restricted Subsidiary of the Company, if such sale, transfer or other disposition complies with the applicable provisions of this Indenture;
     (2) if the Company properly designates the Guarantor as an Unrestricted Subsidiary under this Indenture;
     (3) upon the release of such Guarantor’s guarantee under the Credit Agreement;
     (4) upon a Legal Defeasance or satisfaction and discharge of this Indenture that complies with Sections 8.1, 8.2 and 8.4 or Section 8.5, as applicable; or
     (5) upon payment in full of the aggregate principal amount of all Notes of the applicable series then outstanding and all other obligations under this Indenture and the Notes of the applicable series then due and owing.

     Upon any occurrence giving rise to a release of a Note Guarantee as specified above, the Trustee shall execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Note Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee or any such release, termination or discharge.
     Section 10.6. Successors and Assigns. This Article Ten shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.
     Section 10.7. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE 11
HOLDERS’ MEETINGS
     Section 11.1. Purposes of Meetings. A meeting of the Holders may be called at any time pursuant to this Article Eleven for any of the following purposes:
     (a) to give any notice to the Company or any Guarantor or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to Article Nine;
     (b) to remove the Trustee and appoint a successor trustee pursuant to Article Seven; or
     (c) to consent to the execution of an indenture supplement pursuant to Section 9.2.
     Section 11.2. Place of Meetings. Meetings of Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Company, any Guarantor or the Holders calling the meeting, shall from time to time determine.
     Section 11.3. Call and Notice of Meetings. (a) The Trustee may at any time (upon not less than 21 days’ notice) call a meeting of Holders to be held at such time and at such place in New York, New York or in such other city as determined by the Trustee pursuant to Section 11.2. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed to each Holder and published in the manner contemplated by Section 12.2(b).
     (b) In case at any time the Company, pursuant to a resolution of the Board of Directors, or the Holders of at least 10% in aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Company or the Holders of Notes in the amount above specified may determine the time (not less than 21 days after notice is given) and the place in New York, New York or in such other city as determined by the Company or the Holders pursuant to Section 11.2 for such meeting and may call such meeting to take any action authorized in Section 11.1 by giving notice thereof as provided in Section 11.1(a).
     Section 11.4. Voting at Meetings. To be entitled to vote at any meeting of Holders, a Person shall be (i) a Holder at the relevant record date set in accordance with Section 6.15 or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Person so entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and any Guarantor and their counsel.
     Section 11.5. Voting Rights, Conduct and Adjournment. (a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.3 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker or trust company customarily authorized to certify to the holding of a Note such as a Global Note.
     (b) At any meeting of Holders, the presence of Persons holding or representing Notes in an aggregate principal amount at Stated Maturity sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. Subject to any required aggregate principal amount at Stated Maturity of Notes required for the taking of any action pursuant to Article Nine, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of Holders be sufficient to approve an action. Any meeting of Holders duly called pursuant to Section 11.3 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice. No action at a meeting of Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount at Stated Maturity required by the provision of this Indenture pursuant to which such action is being taken.
     (c) At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each $1,000 aggregate principal amount at Stated Maturity of outstanding Notes held or represented.
     Section 11.6. Revocation of Consent by Holders at Meetings. At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of Holders by the Holders of the percentage in aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal Corporate Trust Office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note. Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note. Any action taken by the Holders of the percentage in aggregate principal amount of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Company, the Guarantors, the Trustee and the Holders. Section 11.6 shall not apply to revocations of consents to amendments, supplements or waivers, which shall be governed by the provisions of Section 9.3.
     Section 11.7. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointed any such agent shall be sufficient for any purposed of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.
     (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Persons executing the same, may also be provide in any other manner that the Trustee deems sufficient.
     (c) The principal amount and serial numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Security Register.

ARTICLE 12
MISCELLANEOUS
     Section 12.1. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the TIA expressly incorporated herein in accordance with Section 1.3 hereof, such imposed duties or incorporated provision shall control.
     Section 12.2. Notices. (a) Any notice or communication shall be in writing and delivered in person or mailed by first class mail or sent by facsimile transmission addressed as follows:
if to the Company or the Guarantors:
Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, New Jersey 07407
Attention: Legal Department
Telephone: (201) 791-7600
Facsimile: (201) 703-4231
With a copy to:
Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Telephone: (212) 455-3080
Facsimile: (212) 455-2502
if to the Trustee:
HSBC Bank USA, National Association
452 Fifth Avenue
Corporate Trust
New York, New York 10018
Attention: Gloria Alli
Telephone: (212) 525-1404
Facsimile: (212) 525-1300
Email: gloria.alli@us.hsbc.com

With a copy to:
Jeffrey H. Elkin, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Telephone: (212) 294-6711
Facsimile: (212) 294-4700
     The Company, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All communications delivered to the Trustee shall be deemed effective when received.
     (b) Notices to the Holders regarding the Notes shall be mailed to each Holder by first-class mail, delivered in person or by overnight air courier guaranteeing next-day delivery at such Holder’s respective address as it appears in the Security Register.
     Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
     In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.
     (c) If and so long as the Notes are represented by Global Notes, notice to Holders, in lieu of being given in accordance with Section 12.2(b) above, may also be given by delivery of the relevant notice to DTC for communication to entitled account holdings in substitution for the previously-mentioned publication.
     (d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
     Section 12.3. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Note Guarantees as if this Indenture were subject to such Section 312(b) (except for the provisions of such Section 312(b) pertaining to filings with, and hearings before, the Commission). The Company, any Guarantor, the Trustee, the Registrar and anyone else shall be deemed to have the protection of TIA Section 312(c).

     Section 12.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Company or any Guarantor, as the case may be, shall furnish upon request to the Trustee:
     (a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
     (b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
     Section 12.5. Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:
     (a) a statement that the individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
     Section 12.6. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
     Section 12.7. Legal Holidays. If an Interest Payment Date or other payment date is a Legal Holiday, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is a Legal Holiday, the Record Date shall not be affected.
     Section 12.8. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 12.9. Jurisdiction. The Company and the Guarantors agree that any suit, action or proceeding against the Company or the Guarantors brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment; provided, however, that service of process is effected upon the Company or the Guarantors, as the case may be, in the manner provided by this Indenture.
     Section 12.10. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED THEREBY.
     Section 12.11. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     Section 12.12. Successors. All agreements of the Company and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
     Section 12.13. Electronic Means. The parties agree that the transaction described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.
     Section 12.14. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
     Section 12.15. Table of Contents and Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

     Section 12.16. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

SEALED AIR CORPORATION, as the Company
By:	/s/ Tod S. Christie
	Name:	Tod S. Christie
	Title:	Interim Chief Financial Officer

Indenture — Company Signature Page

CPI PACKAGING, INC., as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

CRYOVAC, INC., as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President, General Counsel and Secretary

CRYOVAC INTERNATIONAL HOLDINGS INC., as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

CRYOVAC LEASING CORPORATION, as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

POLY PACKAGING SYSTEMS, INC., as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

Indenture — Guarantors Signature Page

POLYPRIDE, INC., as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

REFLECTIX, INC., as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

SEALED AIR CORPORATION (US), as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

SEALED AIR LLC, as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

SEALED AIR FINANCE LLC, as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

Indenture — Guarantors Signature Page

SEALED AIR SOLUTIONS HOLDINGS, INC., as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President, General Counsel and Secretary

SEALED AIR NEVADA HOLDINGS LIMITED (FKA SEALED AIR JAPAN LIMITED), as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

SHANKLIN CORPORATION, as Guarantor
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President and Secretary

Indenture — Guarantors Signature Page

AUTO-C, LLC, as Guarantor
By:	/s/ Scott D. Russell
	Name:	Diversey, Inc. Member
	Title:	Scott D. Russell, Executive Vice President Chief Compliance Officer, General Counsel, Secretary and Interim Global Human Resources Lead

DIVERSEY, INC., as Guarantor
By:	/s/ Scott D. Russell
	Name:	Scott D. Russell
	Title:	Executive Vice President Chief Compliance Officer, General Counsel, Secretary and Interim Global Human Resources Lead

DIVERSEY HOLDINGS, INC., as Guarantor
By:	/s/ Scott D. Russell
	Name:	Scott D. Russell
	Title:	Executive Vice President Chief Compliance Officer, General Counsel, Secretary and Interim Global Human Resources Lead

DIVERSEY PUERTO RICO, INC., as Guarantor
By:	/s/ Scott D. Russell
	Name:	Scott D. Russell
	Title:	President

DIVERSEY SHAREHOLDINGS, INC., as Guarantor
By:	/s/ Scott D. Russell
	Name:	Scott D. Russell
	Title:	President

Indenture — Guarantors Signature Page

JD POLYMER, LLC, as Guarantor
By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Secretary

JDI CEE HOLDINGS, INC., as Guarantor
By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Secretary

JDI HOLDINGS, INC., as Guarantor
By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Secretary

JWP INVESTMENTS, INC., as Guarantor
By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Secretary

PROFESSIONAL SHAREHOLDINGS, INC., as Guarantor
By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Secretary

Indenture — Guarantors Signature Page

THE BUTCHER COMPANY, as Guarantor
By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Secretary

Indenture — Guarantors Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Herawattee Alli
	Name:	Herawattee Alli
	Title:	Vice President

Indenture — Trustee Signature Page

EXHIBIT A-1
[FORM OF FACE OF 2019 NOTE]
     [Include if Global Note — UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NOMINEE AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
     THIS GLOBAL NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR RESALES AND OTHER TRANSFERS OF THIS GLOBAL NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS GLOBAL NOTE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]
     THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (EACH A “TRANSFER”) THIS SECURITY EXCEPT: (I) (A) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (B) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904

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OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER) OR (E) TO SEALED AIR CORPORATION OR ANY SUBSIDIARY THEREOF; AND (II) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER APPLICABLE JURISDICTIONS; (3) AGREES THAT PRIOR TO ANY TRANSFER (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(I)(D) ABOVE) IT WILL FURNISH TO THE REGISTRAR AND SEALED AIR CORPORATION SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS ANY OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; AND (4) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY, THE HOLDER MUST COMPLETE THE APPROPRIATE CERTIFICATES REQUIRED BY THE INDENTURE RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT SUCH CERTIFICATES TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER UPON ANY TRANSFER OF THE SECURITIES THAT IS AFTER (X) THE DATE WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DATE ON WHICH SEALED AIR CORPORATION OR ANY AFFILIATE OF SEALED AIR CORPORATION WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES,” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING RESTRICTIONS.
     BY ITS ACQUISITION OR ACCEPTANCE HEREOF OR ANY INTEREST HEREIN, THE HOLDER HEREOF OR OF SUCH INTEREST REPRESENTS THAT EITHER (I) NO ASSETS OF ANY EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), AND ENTITIES WHOSE UNDERLYING ASSETS

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ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (AS DEFINED IN DEPARTMENT OF LABOR REGULATION 29 C.F.R. SECTION 2510.3-101, MODIFIED BY SECTION 3(42) OF ERISA) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH, A “PLAN”) OR A NON-U.S., GOVERNMENTAL OR CHURCH PLAN HAVE BEEN USED TO ACQUIRE THE NOTES OR AN INTEREST THEREIN OR (II) THE PURCHASE AND HOLDING OF SUCH NOTES OR AN INTEREST THEREIN BY THE PURCHASER DOES NOT CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR VIOLATION OF ANY SIMILAR FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE.

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SEALED AIR CORPORATION
8.125% SENIOR NOTE DUE 2019
No._____
[If Restricted Global Note — CUSIP Number 81211K AQ3; ISIN Number US81211KAQ31] [If Regulation S Global Note — CUSIP Number U81193 AG6; ISIN Number USU81193AG69]
     Sealed Air Corporation, a corporation incorporated under the laws of Delaware, for value received promises to pay to Cede & Co. or registered assigns the principal sum of _______________ AND NO/100 DOLLARS ($ ), [as revised by Schedule A attached hereto,]1 on September 15, 2019.
     From October 3, 2011, or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 8.125% per annum, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2012, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

[1]	Insert in Global Notes only.

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     IN WITNESS WHEREOF, Sealed Air Corporation has caused this Note to be signed manually or by facsimile by its duly authorized signatory.
Dated: _________________

SEALED AIR CORPORATION
By:
Name:
	Title:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

HSBC Bank USA, National Association,
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Officer

Dated: _________________

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[FORM OF REVERSE SIDE OF 2019 NOTE]
8.125% Senior Note Due 2019
1. Interest
     Sealed Air Corporation, a corporation incorporated under the laws of Delaware, (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received promises to pay interest on the principal amount of this Note from October 3, 2011, at the rate per annum shown above. Interest shall be computed on the basis of a 360-day year comprising twelve 30-day months. The Company shall pay interest on overdue principal at the interest rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2. Method of Payment
     The Company shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Company shall pay principal and interest in U.S. dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date, the Company shall pay all principal, interest and premium, if any, on such Holder’s Notes in accordance with such instructions. All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the applicable register of Holders; provided that all payments of principal, premium, if any, and interest, with respect to the Global Notes registered in the name of or held by DTC or its nominee shall be made by wire transfer of immediately available funds to the account specified by DTC.
     The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.
3. Paying Agent and Registrar
     Initially, HSBC Bank USA, National Association or one of its affiliates shall act as Paying Agent and Registrar. The Company or any of its Subsidiaries incorporated in the United States may act as Paying Agent, Registrar or co-Registrar.
4. Indenture
     The Company issued this Note under an indenture dated as of October 3, 2011 (the “Indenture”), among the Company, the Guarantors and HSBC Bank USA, National Association, as trustee (the “Trustee”). The terms of this Note include those stated in the Indenture and those

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made part of the Indenture by express reference to the TIA. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
     This Note is a senior obligation of the Company. The Indenture imposes certain limitations on the Company, the Guarantors and their affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Company and its subsidiaries, the sale of assets, transactions with and among affiliates of the Company and the Restricted Subsidiaries, change of control and Liens.
5. Optional Redemption
     (a) At any time prior to September 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the 2019 Notes issued under the Indenture (including any Additional Notes) at a Redemption Price of 108.125% of the principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, subject to the rights of Holders of 2019 Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings; provided that:
     (1) at least 65% of the aggregate principal amount of the 2019 Notes issued under the Indenture (including any Additional 2019 Notes) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption must occur within 120 days of the date of the closing of such Equity Offering.
     (b) At any time prior to September 15, 2015, the Company may redeem all or part of the 2019 Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
     (c) On or after September 15, 2015, the Company may redeem all or a part of the 2019 Notes at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable Redemption Date, subject to the rights of Holders of 2019 Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage
2015	104.063%
2016	102.031%
2017 and thereafter	100.000%

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6. Notice of Redemption
     At least 30 days but not more than 60 days before a Redemption Date of Notes, the Company shall (i) mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed at its registered address contained in the Security Register or (ii) otherwise give notice of redemption to each Holder in accordance with the procedures of DTC. If this Note is in a denomination larger than $2,000 of principal amount it may be redeemed in part but only in integral multiples of $1,000; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. In the event of a redemption of less than all of the Notes, the Notes for redemption shall be chosen by the Trustee in accordance with the Indenture. If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above, then any accrued and unpaid interest shall be paid to the Holder at the close of business on such Record Date. If money sufficient to pay the Redemption Price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the applicable Paying Agent on or before the Redemption Date and certain other conditions are satisfied, interest ceases to accrue on such Notes (or such portions thereof) called for redemption on or after such date.
7. Repurchase at the Option of Holders
     If a Change of Control (as defined in the Indenture) occurs, unless the Company has previously or concurrently mailed or otherwise given a redemption notice with respect to all the outstanding Notes pursuant to Section 3.1 of the Indenture, the Company must commence, within 30 days of the occurrence of a Change of Control, and consummate, by the Payment Date, an Offer to Purchase for all Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest thereon, to the date of repurchase, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Company shall purchase all Notes tendered pursuant to the Offer to Purchase and not withdrawn in accordance with the procedures set forth in such notice. The Offer to Purchase shall state, among other things, the procedures that Holders of the Notes must follow to accept the Offer to Purchase.
     In accordance with the Indenture, if, as of the first day of any calendar month, the aggregate amount of Excess Proceeds (as defined in the Indenture) totals at least $75.0 million, the Company must make, not later than the fifteenth Business Day of such month, an Offer to Purchase to all Holders of Notes and, if required by the terms of any Pari Passu Debt, all holders of such Pari Passu Debt, to purchase the maximum principal amount of Notes and such other Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any such Offer to Purchase shall be equal to 100% of the principal amount of the Notes and such other Pari Passu Debt plus accrued and unpaid interest to the date of purchase (or, in respect of such Pari Passu Debt, such lesser price as may be provided by the terms of such Pari Passu Debt), subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date, and shall be payable in cash.

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8. Denominations
     The Notes are in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.
9. Mandatory Redemption
     The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Company may be required to offer to purchase the Notes pursuant to Sections 4.6 and 4.7 of the Indenture. The Company and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.
10. Unclaimed Money
     All moneys paid by the Company or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed for two years (subject to Section 8.9 of the Indenture) after such principal, premium or interest has become due and payable may be repaid to the Company or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Company or the Guarantors for payment thereof.
11. Discharge and Defeasance
     Subject to certain conditions, the Company at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and the Indenture if the Company irrevocably deposits with the Trustee cash in U.S. dollars, non-callable Government Securities, or a combination thereof for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
12. Amendment, Supplement and Waiver
     Subject to certain exceptions, the Indenture or the Notes of this series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes of this series, and any existing Default or Event of Default and its consequences under the Indenture and compliance with any provision of the Indenture, any Note Guarantee or the Notes of this series may be waived with respect to this series of Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes of this series.
13. Defaults and Remedies
     The Notes have the Events of Default as set forth in Section 6.1 of the Indenture. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes of this series may declare all the Notes of this series to be

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due and payable immediately by notice in writing to the Company specifying the Event of Default. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
     Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes of this series may direct the Trustee in its exercise of any trust or power with respect to this series. The Holders of a majority in aggregate principal amount of this series of Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes of this series waive any existing Default or Event of Default and its consequences under the Indenture with respect to this series of Notes except a continuing Default or Event of Default in the payment of premium, interest on, or the principal of, this series of Notes. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.
14. Trustee Dealings with the Company
     Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.
15. No Recourse Against Others
     No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
16. Authentication
     This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
17. Governing Law
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

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Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, New Jersey 07407
Attention: Legal Department

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ASSIGNMENT FORM
To assign and transfer this Note, fill in the form below:
(I) or (the Company) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)
and irrevocably appoint ____________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Your Signature: ____________________      (Sign exactly as your name appears on the other side of this Note)
Signature Guaranty: ________________________________________________________
(Participant in a recognized signature guaranty medallion program)
Date:_________________________
Certifying Signature:
     In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:
CHECK ONE BOX BELOW
(1)	☐ to the Company or any Subsidiary thereof; or

(2)	☐ pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(3)	☐ pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(4)	☐ pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933; or

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(5)	☐ pursuant to an effective registration statement under the U.S. Securities Act of 1933.
     Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act of 1933; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.
Signature: _______________________
Signature Guaranty:
_____________________

(Participant in a recognized signature guaranty medallion program)
Certifying Signature: __________________ Date:______________________
Signature Guaranty: _________________________
(Participant in a recognized signature guaranty medallion program)]

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OPTION OF THE HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.6 or 4.7 of the Indenture, check the appropriate box below:
     ☐ Section 4.6 ☐ Section 4.7
     If the purchase is in part, indicate the portion (in denominations of $2,000 or any integral multiple of $1,000 in excess thereof) to be purchased:

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

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SCHEDULE A2
SCHEDULE OF PRINCIPAL AMOUNT
The following decreases/increases in the principal amount of this Security have been made:

Principal
Amount
Date of	Decrease in	Increase in	Following such	Notation Made
Decrease/	Principal	Principal	Decrease/	by or on Behalf
Increase	Amount	Amount	Increase	of Registrar

[2]	Insert in Global Notes only.

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EXHIBIT A-2
[FORM OF FACE OF 2021 NOTE]
     [Include if Global Note — UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NOMINEE AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
     THIS GLOBAL NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR RESALES AND OTHER TRANSFERS OF THIS GLOBAL NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS GLOBAL NOTE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]
     THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (EACH A “TRANSFER”) THIS SECURITY EXCEPT: (I) (A) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (B) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904

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OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER) OR (E) TO SEALED AIR CORPORATION OR ANY SUBSIDIARY THEREOF; AND (II) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER APPLICABLE JURISDICTIONS; (3) AGREES THAT PRIOR TO ANY TRANSFER (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(I)(D) ABOVE) IT WILL FURNISH TO THE REGISTRAR AND SEALED AIR CORPORATION SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS ANY OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; AND (4) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY, THE HOLDER MUST COMPLETE THE APPROPRIATE CERTIFICATES REQUIRED BY THE INDENTURE RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT SUCH CERTIFICATES TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER UPON ANY TRANSFER OF THE SECURITIES THAT IS AFTER (X) THE DATE WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DATE ON WHICH SEALED AIR CORPORATION OR ANY AFFILIATE OF SEALED AIR CORPORATION WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES,” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING RESTRICTIONS.
     BY ITS ACQUISITION OR ACCEPTANCE HEREOF OR ANY INTEREST HEREIN, THE HOLDER HEREOF OR OF SUCH INTEREST REPRESENTS THAT EITHER (I) NO ASSETS OF ANY EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), AND ENTITIES WHOSE UNDERLYING ASSETS

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ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (AS DEFINED IN DEPARTMENT OF LABOR REGULATION 29 C.F.R. SECTION 2510.3-101, MODIFIED BY SECTION 3(42) OF ERISA) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH, A “PLAN”) OR A NON-U.S., GOVERNMENTAL OR CHURCH PLAN HAVE BEEN USED TO ACQUIRE THE NOTES OR AN INTEREST THEREIN OR (II) THE PURCHASE AND HOLDING OF SUCH NOTES OR AN INTEREST THEREIN BY THE PURCHASER DOES NOT CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR VIOLATION OF ANY SIMILAR FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE.

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SEALED AIR CORPORATION
8.375% SENIOR NOTE DUE 2021
No._____
[If Restricted Global Note — CUSIP Number 81211K AR1; ISIN Number US81211KAR14]
[If Regulation S Global Note — CUSIP Number U81193 AJ0; ISIN Number USU81193AJ09]
     Sealed Air Corporation, a corporation incorporated under the laws of Delaware, for value received promises to pay to Cede & Co. or registered assigns the principal sum of _______________ AND NO/100 DOLLARS ($ ), [as revised by Schedule A attached hereto,]3 on September 15, 2021.
     From October 3, 2011, or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 8.375% per annum, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2012, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

[3]	Insert in Global Notes only.

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     IN WITNESS WHEREOF, Sealed Air Corporation has caused this Note to be signed manually or by facsimile by its duly authorized signatory.
Dated: _________________

SEALED AIR CORPORATION
By:
Name:
	Title:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION HSBC
Bank USA, National Association,
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Officer
Dated: _________________

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[FORM OF REVERSE SIDE OF 2021 NOTE]
8.375% Senior Note Due 2021
1. Interest
     Sealed Air Corporation, a corporation incorporated under the laws of Delaware, (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received promises to pay interest on the principal amount of this Note from October 3, 2011, at the rate per annum shown above. Interest shall be computed on the basis of a 360-day year comprising twelve 30-day months. The Company shall pay interest on overdue principal at the interest rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2. Method of Payment
     The Company shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Company shall pay principal and interest in U.S. dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date, the Company shall pay all principal, interest and premium, if any, on such Holder’s Notes in accordance with such instructions. All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the applicable register of Holders; provided that all payments of principal, premium, if any, and interest, with respect to the Global Notes registered in the name of or held by DTC or its nominee shall be made by wire transfer of immediately available funds to the account specified by DTC.
     The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.
3. Paying Agent and Registrar
     Initially, HSBC Bank USA, National Association or one of its affiliates shall act as Paying Agent and Registrar. The Company or any of its Subsidiaries incorporated in the United States may act as Paying Agent, Registrar or co-Registrar.
4. Indenture
     The Company issued this Note under an indenture dated as of October 3, 2011 (the “Indenture”), among the Company, the Guarantors and HSBC Bank USA, National Association, as trustee (the “Trustee”). The terms of this Note include those stated in the Indenture and those

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made part of the Indenture by express reference to the TIA. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
     This Note is a senior obligation of the Company. The Indenture imposes certain limitations on the Company, the Guarantors and their affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Company and its subsidiaries, the sale of assets, transactions with and among affiliates of the Company and the Restricted Subsidiaries, change of control and Liens.
5. Optional Redemption
     (a) At any time prior to September 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the 2021 Notes issued under the Indenture (including any Additional Notes) at a Redemption Price of 108.375% of the principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, subject to the rights of Holders of 2021 Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings; provided that:
     (1) at least 65% of the aggregate principal amount of the 2021 Notes issued under the Indenture (including any Additional 2021 Notes) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption must occur within 120 days of the date of the closing of such Equity Offering.
     (b) At any time prior to September 15, 2016, the Company may redeem all or part of the 2021 Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
     (c) On or after September 15, 2016, the Company may redeem all or a part of the 2021 Notes at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable Redemption Date, subject to the rights of Holders of 2021 Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

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Year	Percentage
2016	104.188%
2017	102.792%
2018	101.396%
2019 and thereafter	100.000%
6. Notice of Redemption
     At least 30 days but not more than 60 days before a Redemption Date of Notes, the Company shall (i) mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed at its registered address contained in the Security Register or (ii) otherwise give notice of redemption to each Holder in accordance with the procedures of DTC. If this Note is in a denomination larger than $2,000 of principal amount it may be redeemed in part but only in integral multiples of $1,000; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. In the event of a redemption of less than all of the Notes, the Notes for redemption shall be chosen by the Trustee in accordance with the Indenture. If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above, then any accrued and unpaid interest shall be paid to the Holder at the close of business on such Record Date. If money sufficient to pay the Redemption Price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the applicable Paying Agent on or before the Redemption Date and certain other conditions are satisfied, interest ceases to accrue on such Notes (or such portions thereof) called for redemption on or after such date.
7. Repurchase at the Option of Holders
     If a Change of Control (as defined in the Indenture) occurs, unless the Company has previously or concurrently mailed or otherwise given a redemption notice with respect to all the outstanding Notes pursuant to Section 3.1 of the Indenture, the Company must commence, within 30 days of the occurrence of a Change of Control, and consummate, by the Payment Date, an Offer to Purchase for all Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest thereon, to the date of repurchase, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Company shall purchase all Notes tendered pursuant to the Offer to Purchase and not withdrawn in accordance with the procedures set forth in such notice. The Offer to Purchase shall state, among other things, the procedures that Holders of the Notes must follow to accept the Offer to Purchase.
     In accordance with the Indenture, if, as of the first day of any calendar month, the aggregate amount of Excess Proceeds (as defined in the Indenture) totals at least $75.0 million, the Company must make, not later than the fifteenth Business Day of such month, an Offer to Purchase to all Holders of Notes and, if required by the terms of any Pari Passu Debt, all holders of such Pari Passu Debt, to purchase the maximum principal amount of Notes and such other Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any such Offer to Purchase shall be equal to 100% of the principal amount of the Notes and such other

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Pari Passu Debt plus accrued and unpaid interest to the date of purchase (or, in respect of such Pari Passu Debt, such lesser price as may be provided by the terms of such Pari Passu Debt), subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date, and shall be payable in cash.
8. Denominations
     The Notes are in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.
9. Mandatory Redemption
     The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Company may be required to offer to purchase the Notes pursuant to Sections 4.6 and 4.7 of the Indenture. The Company and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.
10. Unclaimed Money
     All moneys paid by the Company or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed for two years (subject to Section 8.9 of the Indenture) after such principal, premium or interest has become due and payable may be repaid to the Company or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Company or the Guarantors for payment thereof.
11. Discharge and Defeasance
     Subject to certain conditions, the Company at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and the Indenture if the Company irrevocably deposits with the Trustee cash in U.S. dollars, non-callable Government Securities, or a combination thereof for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
12. Amendment, Supplement and Waiver
     Subject to certain exceptions, the Indenture or the Notes of this series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes of this series, and any existing Default or Event of Default and its consequences under the Indenture and compliance with any provision of the Indenture, any Note Guarantee or the Notes of this series may be waived with respect to this series of Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes of this series.

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13. Defaults and Remedies
     The Notes have the Events of Default as set forth in Section 6.1 of the Indenture. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes of this series may declare all the Notes of this series to be due and payable immediately by notice in writing to the Company specifying the Event of Default. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
     Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes of this series may direct the Trustee in its exercise of any trust or power with respect to this series. The Holders of a majority in aggregate principal amount of this series of Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes of this series waive any existing Default or Event of Default and its consequences under the Indenture with respect to this series of Notes except a continuing Default or Event of Default in the payment of premium, interest on, or the principal of, this series of Notes. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.
14. Trustee Dealings with the Company
     Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.
15. No Recourse Against Others
     No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
16. Authentication
     This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
17. Governing Law
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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     The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, New Jersey 07407
Attention: Legal Department

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ASSIGNMENT FORM
To assign and transfer this Note, fill in the form below:
(I) or (the Company) assign and transfer this Note to
__________________________________________________________
(Insert assignee’s social security or tax I.D. no.)
__________________________________________________________
(Print or type assignee’s name, address and postal code)
and irrevocably appoint ____________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Your Signature: ____________________
     (Sign exactly as your name appears on the other side of this Note)
Signature Guaranty: ________________________________________________________
(Participant in a recognized signature guaranty medallion program)
Date:__________________________________________________
Certifying Signature:
     In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:
CHECK ONE BOX BELOW
(1)	☐ to the Company or any Subsidiary thereof; or

(2)	☐ pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(3)	☐ pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(4)	☐ pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933; or

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(5)	☐ pursuant to an effective registration statement under the U.S. Securities Act of 1933.
     Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act of 1933; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.
Signature: _______________________
Signature Guaranty:
___________________________________________________
(Participant in a recognized signature guaranty medallion program)
Certifying Signature: __________________ Date:______________________
Signature Guaranty: _________________________
(Participant in a recognized signature guaranty medallion program)]

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OPTION OF THE HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.6 or 4.7 of the Indenture, check the appropriate box below:
      ☐ Section 4.6 ☐ Section 4.7
     If the purchase is in part, indicate the portion (in denominations of $2,000 or any integral multiple of $1,000 in excess thereof) to be purchased:

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

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SCHEDULE A4
SCHEDULE OF PRINCIPAL AMOUNT
The following decreases/increases in the principal amount of this Security have been made:

Principal
Date of	Decrease in	Increase in	Amount	Notation Made
Decrease/	Principal	Principal	Following such	by or on Behalf
Increase	Amount	Amount	Decrease/Increase	of Registrar

[4]	Insert in Global Notes only.

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EXHIBIT B-1
2019 NOTE FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED
GLOBAL NOTE TO REGULATION S GLOBAL NOTE *
(Transfers pursuant to Section 2.6(a)(ii) of the Indenture)
HSBC Bank USA, National Association, as Transfer Agent
452 Fifth Avenue
New York, New York 10018
Attn: Corporate Trust
Re: 8.125% Senior Notes Due 2019 (the “2019 Notes”)
     Reference is hereby made to the Indenture dated as of October 3, 2011 (the “Indenture”) among Sealed Air Corporation, as the Company, the Guarantors named therein and HSBC Bank USA, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.
     This letter relates to $____________ aggregate principal amount of 2019 Notes that are held as a beneficial interest in the form of the Restricted Global Note (CUSIP No. 81211K AQ3; ISIN No. US81211KAQ31) with the Depositary in the name of [name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (CUSIP No. U81193 AG6; ISIN No. USU81193AG69).
     In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the 2019 Notes and:
(a)	with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:
     (i) the offer of the 2019 Notes was not made to a person in the United States;
     (ii) either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or; (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

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     (iii) no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;
     (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and
     (v) the Transferor is not the Company, a distributor of the 2019 Notes, an affiliate of the Company or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.
(b)	with respect to transfers made in reliance on Rule 144 the Transferor certifies that the 2019 Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.
     You, the Company, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]
By:

Name:
Title:
Date:
cc:	Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, New Jersey 07407

Attn: Legal Department

*	If the 2019 Note is a Definitive 2019 Note, appropriate changes need to be made to the form of this transfer certificate.

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EXHIBIT B-2
2021 NOTE FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED
GLOBAL NOTE TO REGULATION S GLOBAL NOTE *
(Transfers pursuant to Section 2.6(a)(ii) of the Indenture)
HSBC Bank USA, National Association, as Transfer Agent
452 Fifth Avenue
New York, New York 10018
Attn: Corporate Trust
Re: 8.375% Senior Notes Due 2021 (the “2021 Notes”)
     Reference is hereby made to the Indenture dated as of October 3, 2011 (the “Indenture”) among Sealed Air Corporation, as the Company, the Guarantors named therein and HSBC Bank USA, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.
     This letter relates to $____________ aggregate principal amount of 2021 Notes that are held as a beneficial interest in the form of the Restricted Global Note (CUSIP No. 81211K AR1; ISIN No. US81211KAR14) with the Depositary in the name of [name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (CUSIP No. U81193 AJ0; ISIN No. USU81193AJ09).
     In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the 2021 Notes and:
(a)	with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:
     (i) the offer of the 2021 Notes was not made to a person in the United States;
     (ii) either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or; (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

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     (iii) no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;
     (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and
     (v) the Transferor is not the Company, a distributor of the 2021 Notes, an affiliate of the Company or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.
(b)	with respect to transfers made in reliance on Rule 144 the Transferor certifies that the 2021 Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.
     You, the Company, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]
By:

Name:
Title:
Date:
cc: Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, New Jersey 07407

Attn: Legal Department

*	If the 2021 Note is a Definitive 2021 Note, appropriate changes need to be made to the form of this transfer certificate.

B-2-2

EXHIBIT C-1
2019 NOTE FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S
GLOBAL NOTE TO RESTRICTED GLOBAL NOTE
(Transfers pursuant to Section 2.6(a)(iii) of the Indenture)
HSBC Bank USA, National Association, as Transfer Agent
452 Fifth Avenue
New York, New York 10018
Attn: Corporate Trust
Re: 8.125% Senior Notes Due 2019 (the “2019 Notes”)
     Reference is hereby made to the Indenture dated as of October 3, 2011 (the “Indenture”) among Sealed Air Corporation, as the Company, the Guarantors named therein and HSBC Bank USA, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.
     This letter relates to $__________ aggregate principal amount of 2019 Notes that are held in the form of the Regulation S Global Note with the Depositary (CUSIP No. U81193 AG6; ISIN No. USU81193AG69) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the 2019 Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (CUSIP No. 81211K AQ3; ISIN No. US81211KAQ31).
     In connection with such request, and in respect of such 2019 Notes the Transferor does hereby certify that such 2019 Notes are being transferred in accordance with the transfer restrictions set forth in the 2019 Notes and that:
     CHECK ONE BOX BELOW:
☐	the Transferor is relying on Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”) for exemption from such Act’s registration requirements; it is transferring such 2019 Notes to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Company’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an

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Opinion of Counsel, certification and/or other information satisfactory to each of them.
     You, the Company, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:

Name:
Title:
Dated:
cc: Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, New Jersey 07407

Attn: Legal Department

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EXHIBIT C-2
2021 NOTE FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION
S GLOBAL NOTE TO RESTRICTED GLOBAL NOTE
(Transfers pursuant to Section 2.6(a)(iii) of the Indenture)
HSBC Bank USA, National Association, as Transfer Agent
452 Fifth Avenue
New York, New York 10018
Attn: Corporate Trust
Re: 8.375% Senior Notes Due 2021 (the “2021 Notes”)
     Reference is hereby made to the Indenture dated as of October 3, 2011 (the “Indenture”) among Sealed Air Corporation, as the Company, the Guarantors named therein and HSBC Bank USA, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.
     This letter relates to $__________ aggregate principal amount of 2021 Notes that are held in the form of the Regulation S Global Note with the Depositary (CUSIP No. U81193 AJ0; ISIN No. USU81193AJ09) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the 2021 Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (CUSIP No. 81211K AR1; ISIN No. US81211KAR14).
     In connection with such request, and in respect of such 2021 Notes the Transferor does hereby certify that such 2021 Notes are being transferred in accordance with the transfer restrictions set forth in the 2021 Notes and that:
     CHECK ONE BOX BELOW:
☐	the Transferor is relying on Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”) for exemption from such Act’s registration requirements; it is transferring such 2021 Notes to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Company’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an

C-2-1

Opinion of Counsel, certification and/or other information satisfactory to each of them.
     You, the Company, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:

Name:
Title:
Dated:
cc: Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, New Jersey 07407

Attn: Legal Department

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